Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

RESEARCH AND LICENSE AGREEMENT

BY AND BETWEEN

AVEO PHARMACEUTICALS, INC.

AND

CENTOCOR ORTHO BIOTECH INC.

i

ii

		Page
11.12	Relationship of the Parties	43
11.13	Severability	43
11.14	Interpretation	43
11.15	Counterparts	44

Exhibit A	-	Existing AVEO Patent Rights
Exhibit B	-	COBI Universal Calendar
Exhibit C	-	Research Plan
Exhibit D	-	Definition of RON Index
Exhibit E	-	Form of Press Release
Exhibit F	-	List of Existing AVEO In-Licenses
Exhibit G	-	Form of Quarterly Financial Report
Exhibit H	-	Form of Yearly Financial Report

iii

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement, made this 31st day of May, 2011 (the “Effective Date”), is by and between AVEO Pharmaceuticals, Inc., a Delaware company, with principal offices located at 75 Sidney Street, Cambridge, MA 02139 (“AVEO”) and Centocor Ortho Biotech Inc., a Pennsylvania company, with principal offices located at 800/850 Ridgeview Road, Horsham, PA 19044 (“COBI”). Each of COBI and AVEO may be referred to, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, AVEO is a biopharmaceutical company engaged in the discovery and development of a broad pipeline of novel antibodies focused on targets that have been validated in AVEO’s proprietary in vivo tumor models, including the RON receptor;

WHEREAS, COBI is a global pharmaceutical company interested in working with AVEO to develop antibodies to the RON receptor leveraging AVEO’s capabilities and platform technology;

WHEREAS, AVEO is willing to collaborate with COBI on certain research activities directed at discovering RON antibody therapeutics and optimizing biomarkers relevant to the RON antibody program, and to grant to COBI an exclusive license to develop and commercialize pharmaceutical products incorporating antibodies directed at the RON receptor, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, AVEO and COBI, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, each of the following capitalized terms, whether used in the singular or plural, shall have the meaning set forth in this Article I.

1.1 “Affiliate” of an entity means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, such entity. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where a person or entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2 “Agreement” means this Research and License Agreement, including any and all exhibits, schedules, appendices and other addenda to it and as it may be amended from time to time in accordance with the provisions of this document.

1.3 “Antibody” means any [**].

1.4 “[**] Agreement” means the [**] Agreement entered into as of [**] by and between [**].

1.5 “AVEO In-Licenses” means (a) the agreements listed on Exhibit F; and (b) any agreement between AVEO and a Third Party executed during the Term pursuant to which AVEO acquires rights with respect to intellectual property that is included in AVEO Technology or otherwise used by AVEO in the course of the Research Program to identify, research or develop a RON Antibody.

1.6 “AVEO Know-how” means, subject to Sections 4.8(b) and 11.5(b), any Know-how Controlled by AVEO or any of its Affiliates as of the Effective Date or at any time during the Term, in each case to the extent such Know-how: (i) specifically relates to RON Antibodies; and (ii) is necessary or reasonably useful for the research, development, manufacture, use, import or commercialization of Licensed Product (including all AVEO RON Models), provided, that the term “AVEO Know-how” shall not include (x) AVEO Platform Know-how or (y) any Know-how related to methods for identification, formulation, manufacturing or delivery of Antibodies to the extent such Know-how is developed or acquired by AVEO or any of its Affiliates after the end of the Research Term independent of the Research Program.

1.7 “AVEO Patent Rights” means, subject to Sections 4.8(b) and 11.5(b), any and all Patent Rights Controlled by AVEO or any of its Affiliates on the Effective Date or at any time during the Term that Cover the research, development, manufacture, use, import or commercialization of Licensed Product, provided, that the term “AVEO Patent Rights”, shall not include (i) AVEO Platform Patent Rights or (ii) any Patent Rights Covering an invention related to methods for identification, formulation, manufacturing or delivery of Antibodies to the extent such invention is developed or acquired by AVEO or any of its Affiliates after the end of the Research Term independent of the Research Program. The AVEO Patent Rights in existence on the Effective Date are listed on Exhibit A.

1.8 “AVEO Platform Know-how” means any (i) Know-How relating to proprietary-tumor models (including chimeric mouse models, directed complementation tumor models, and human-in-mouse tumor models) and proprietary tumor cell lines, other than the AVEO RON Models; (ii) Know-how relating to proprietary bioinformatics tools; and (iii) Know-how necessary or useful to make any proprietary tumor models, tumor archives, or tumor cell lines, or to utilize any bioinformatics tools, in each case to the extent Controlled by AVEO or any of its Affiliates as of the Effective Date or any time during the Term.

1.9 “AVEO Platform Patent Rights” means any and all Patent Rights, except for Patent Rights covering the AVEO RON Models, Controlled by AVEO or any of its Affiliates on the Effective Date or at any time during the Term that Cover: (i) inventions relating to proprietary-tumor models (including chimeric mouse models, directed complementation tumor models, and human-in-mouse tumor models) and proprietary-tumor cell lines; (ii) inventions relating to proprietary bioinformatics tools; and (iii) inventions necessary or useful to make any proprietary tumor models, tumor archives, or tumor cell lines, or to utilize any bioinformatics tools.

1.10 “AVEO Platform Technology” means AVEO Platform Know-how and AVEO Platform Patent Rights.

1.11 “AVEO RON Models” means all proprietary tumor models or cell lines Controlled by AVEO or any of its Affiliates that are genetically modified with respect to RON and/or macrophage stimulating protein.

1.12 “AVEO Technology” means, collectively, AVEO Know-how and AVEO Patent Rights.

1.13 “Business Day” means a week-day on which banking institutions in Boston, Massachusetts and New Brunswick, New Jersey are open for business.

1.14 “Calendar Quarter” shall mean a calendar quarter based on the COBI Universal Calendar for that year (a 2011 copy of which is attached as Exhibit B) and shall be updated by COBI for each Calendar Year of the Term consistent with the COBI Universal Calendar used for COBI’s internal business purposes; provided, however, that (i) the first Calendar Quarter for the first Calendar Year shall extend from the Effective Date to the end of the then current Calendar Quarter and the last Calendar Quarter shall extend from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement, and (ii) every day of a standard calendar year will be accounted for in one of the four Calendar Quarters of the COBI Universal Calendar and in a Calendar Year of the COBI Universal Calendar.

1.15 “Calendar Year” shall mean a calendar year during the Term based on the COBI Universal Calendar for that year. The last Calendar Year of the Term shall begin on the first day of the COBI Universal Calendar Year for the year during which termination or expiration of the Agreement will occur, and the last day of such Calendar Year shall be the effective date of such termination or expiration.

1.16 “COBI Product Know-how” means any Know-how Controlled by COBI or any of its Affiliates at any time which has been applied in a substantial way by COBI or any of its Affiliates or any Sublicensee to any Licensed Product or to the manufacturing process for any Licensed Product or that relates to the composition of matter or a use of any Licensed Product, including any data generating using such Licensed Product.

1.17 “COBI Product Patent Rights” means any Patent Rights Controlled by COBI or any of its Affiliates at any time that Cover an invention applied in a substantial way by COBI to the development, manufacture, marketing, sale, import or use of Licensed Product, but not including Patent Rights that Cover any invention related to the identification, formulation, manufacturing or delivery of Antibodies to the extent such invention is developed or acquired by COBI or any of its Affiliates after the end of the Term of this Agreement.

1.18 “Combination Product” means any pharmaceutical product containing both a Licensed Product component and one or more other significantly active pharmaceutical ingredients.

1.19 “Commercially Reasonable Efforts” means the level of efforts and resources, including financial resources, at least equal to those normally used by a company of the size of the Party required to exert the effort to conduct the relevant activity, including, in the case of research, development, manufacture or commercialization, the level of effort and resources at least equal to those normally used by such a company to research, develop, manufacture or commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to Licensed Product.

1.20 “Confidential Information” means any Know-how provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement.

1.21 “Control” or “Controlled”, other than for purposes of Section 1.1, means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

1.22 “Cover”, “Covering” or “Covered” means, with respect to a Patent Right and invention, that, in the absence of ownership of, or a license under, such Patent Right, the practice of such invention would infringe a claim of such Patent Right (including in the case of a Patent Right that is a patent application, a claim of such patent application as if such patent application were an issued patent).

1.23 “CPI” means the Consumer Price Index for all Urban Consumers, Northeastern Urban (Boston-Brockton-Nashua, MA, NH, ME, CT) City Average for all items. 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

1.24 “Currency Hedge Rate” is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson and its Affiliates with third party banks. The hedge contract(s) protects the transactional foreign exchange risk exposures of Johnson & Johnson and its Affiliates in compliance with internal policy ensuring or establishing a systematic build up of a yearly currency hedge rate(s) (i.e. to reduce the impacts of one-off foreign currency volatility), that has proper hedge effectiveness (i.e. the hedge contract(s) is expected to be effective in offsetting changes in the cash flow of the hedge contract(s) to changes in the cash flow related to the hedged exposure) and that is not speculative (i.e. entering into a hedge contract(s) that does not reduce the risk of loss due to adverse currency movements and entering into hedge contract(s) associated with no underlying exposure).

1.25 “EMA” means the European Medicines Agency or any successor agency.

1.26 “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.27 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.28 “Field” means the prevention, treatment, control and diagnosis of any and all human diseases.

1.29 “First Commercial Sale”, as to a particular country, means the first commercial sale of a Licensed Product by COBI or any of its Affiliates or Sublicensees to a Third Party in such country after approval of the NDA, or if approval of an NDA is not required in such country, then following receipt of such Marketing Approval as is required to sell such Licensed Product in such country.

1.30 “FTE” means a full-time equivalent person year (consisting of a total of [**] hours per year) of scientific, technical, regulatory, or professional work, undertaken by AVEO’s or its Affiliates’ employees, less standard time off pursuant to AVEO’s or its Affiliates’ company policy for vacations, holidays, sick time and the like.

1.31 “FTE Costs” means, for any period, the product of (i) the actual total FTEs used by AVEO to perform Research Program activities during such period, and (ii) the FTE Rate.

1.32 “FTE Rate” means [**], increased annually during the Term by the percentage increase, if any, in the CPI as of December 31 of each year over the level of CPI as of December 31 of the prior year.

1.33 “GAAP” means United States generally accepted accounting principles applied on a consistent basis, or any other accounting principles generally accepted for public companies in the United States such as International Financial Reporting Standards (“IFRS”). Unless otherwise defined or stated, financial terms shall be calculated under GAAP.

1.34 “Generic Competition” means, with respect to a Licensed Product in the United States, United Kingdom, Germany, France, Spain or Italy, when Net Sales of such Licensed Product in such country decrease by [**] percent ([**]%) or more from the Net Sales of such Licensed Product in such country measured as of each of the four (4) Calendar Quarters immediately preceding the Calendar Quarter during which the entry of a Generic Product occurs in such country.

1.35 “Generic Product” means any pharmaceutical product that meets all of the following criteria: (a) is comprised of an Antibody that binds RON; (b) is approved pursuant to an abbreviated process that relies on the prior approval of a Licensed Product; (c) is being sold by a Third Party not authorized by COBI or any of its Affiliates or Sublicensees; and (d) is not purchased from or manufactured by COBI or any of its Affiliates or Sublicensees.

1.36 “Human Response Platform” means any Know-how related to (a) proprietary tumor models (including chimeric mouse models, directed complementation tumor models, and human-in-mouse tumor models) and proprietary-tumor cell lines, and (b) proprietary bio-informatics tools, including the RON Index, in each case, Controlled by AVEO or any of its Affiliates as of the Effective Date or at any time during the Term.

1.37 “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

1.38 “Joint Research Committee” or “JRC” will have the meaning set forth in Section 2.3(a).

1.39 “Joint Research Program IP” means Joint Research Program Know-how and Joint Research Program Patent Rights.

1.40 “Joint Research Program Know-how” means any Know-how, patentable or otherwise, first identified, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of the Parties or their Affiliates in the conduct of Research Program activities.

1.41 “Joint Research Program Patent Rights” means any Patent Rights Controlled jointly by the Parties or any of their Affiliates Covering inventions conceived or reduced to practice jointly in the course of the conduct of the Research Program activities.

1.42 “Know-how” means all information not generally known to the public, including, biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, specifications, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological, safety, stability and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.43 “Lead Antibody” means (i) any RON Antibody that has been identified by AVEO prior to the Effective Date; (ii) any RON Antibody that is a derivative of any of the Antibodies described in clause (i) identified or generated by either Party during the first [**] months of the Research Term; (iii) any RON Antibody that is a derivative of any of the Antibodies described in clauses (i) or (ii) identified or generated anytime after the first [**] months of the Research Term but excluding any such derivative Antibody under this clause (iii) that [**] described in clause (i) or (ii) above; and (iv) in each case under clauses (i), (ii) and (iii), any binding fragment of such RON Antibody and any such RON Antibody or binding fragment conjugated or fused to any other polypeptide.

1.44 “Licensed Product” means any product incorporating any RON Antibody.

1.45 “Marketing Approval” means any approval, including a registration, license or authorization, from any Regulatory Authority required to market and sell a Licensed Product in a jurisdiction and shall include an approval, registration, license or authorization granted in connection with an NDA.

1.46 “NDA” means a New Drug Application, Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

1.47 “Net Sales” means the gross amount invoiced on sales of Licensed Product in the Territory by COBI, its Affiliates and Sublicensees to any Third Party, less the following deductions calculated in accordance with GAAP and standard internal policies and procedures and accounting standards consistently applied throughout Johnson & Johnson, to the extent specifically and solely allocated to such Licensed Product and actually taken, paid, accrued, allowed, included or allocated, based on good faith estimates, in the gross sales price with respect to such sales (and consistently applied as set forth below):

(i) normal and customary trade, cash and quantity discounts, allowances, and credits allowed or paid, in the form of deductions actually allowed with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced and excluding commissions for commercialization);

(ii) retroactive price reductions, allowances or credits actually granted upon rejections or returns of Licensed Product, including for recalls or damaged good and billing errors;

(iii) discounts, chargeback payments, rebates, and reimbursements granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations, federal, state/provincial, local or other governments, and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs;

(iv) compulsory payments and cash rebates related to the sales of such Licensed Product paid to a governmental authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program, to the extent allowed and taken; including government levied fees as a result of healthcare reform policies, to the extent such fees are specifically allocated to sales of such Licensed Product as a percentage of COBI and its Affiliates’ entire pharmaceutical product sales, but not including fees paid based on total sales or market share of prescription products generally;

(v) reasonable and customary outbound freight, shipping, insurance and other transportation expenses, if actually borne by COBI or its Affiliates or Sublicensees without reimbursement from any Third Party;

(vi) tariffs; duties; excise, sales, value-added and other similar taxes (other than taxes based on income); customs duties; or other government charges, in each case imposed on the sale of Licensed Product to the extent included in the price and separately itemized on the invoice, including VAT, but only to the extent that such VAT are not reimbursable or refundable; and

(vii) amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party, not to exceed, in the aggregate, [**] percent ([**]%) of Net Sales in the relevant period.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Party’s, the Affiliate’s, or Third Party Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable based on the Johnson & Johnson sales reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Licensed Product and other products of the Party and its Affiliates and Sublicensees such that Licensed Product does not bear a disproportionate portion of such deductions.

Notwithstanding anything in this Agreement to the contrary, the transfer of a Licensed Product between or among COBI, its Affiliates and Sublicensees will not be considered a sale, provided, that in the event an Affiliate or Sublicensee is the end-user of Licensed Product, the transfer of Licensed Product to such Affiliate or Sublicensee shall be included in the calculation of Net Sales at the average selling price charged in an arm’s length sale to a Third Party who is not an Affiliate or Sublicensee in the relevant period.

Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration.

Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where a Licensed Product is supplied without charge shall not result in any Net Sales however if COBI or any of its Affiliates or Sublicensees charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales.

In the case of any sale of Licensed Product to a Third Party, other than a Sublicensee, in a transaction that is not an arm’s length transaction, the gross invoice price included in the calculation of Net Sales with respect to such sale shall be the average selling price charged by COBI and its Affiliates and Sublicensees in arm’s length sales to Third Parties, other than Sublicensees, in the applicable country and during the relevant period.

COBI agrees, and will ensure that its Affiliates and Sublicensees agree, not to use a Licensed Product as a loss leader. COBI agrees, and will ensure that its Affiliates and Sublicensees agree, that if it prices a Licensed Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due under this Agreement, the Net Sales will be adjusted to reverse any discount which was given to a customer that was in excess of customary discounts for the Licensed Product (or, in the absence of relevant data for the Licensed Product, for other similar products under similar market conditions). If any discounts or other deductions are made in connection with sales of Licensed Product that are bundled or sold together with other products of COBI or any of its Affiliates or Sublicensees, in no event will the discounts applied to the Licensed Product exceed the discount applied to other products of COBI, its Affiliates or Sublicensees in such arrangement as a percentage of the respective list prices of the Licensed Product and such other products prior to applying the discount.

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

In the event a Licensed Product is sold in combination with other products (“Combination Product”) from Johnson & Johnson, its Affiliates or Sublicensees and the customer receives a specific discount for such “bundling” of products (for clarity, this situation describes bundling of two or more separate products, each in finished dosage form, and not a fixed combination of two active pharmaceutical ingredients), the Net Sales of the said Combination Product(s), for the purposes of determining royalty payments, shall be determined by multiplying the relevant Net Sales by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Licensed Product in the previous Calendar Year when sold separately and B is the weighted average sale price in that country in the previous Calendar Year of the other products sold separately. In the event that such average sale price cannot be determined for either of the Licensed Product(s) or the other product(s) it has been sold with, in combination, for purposes of determining the royalty payments, the bundling discount granted shall be considered as having been granted in its entirety with respect to the other product(s) only and shall not be applied to the sales of any product(s).

1.48 “[**] Declaration” means the earlier of (i) a decision by COBI or any of its Affiliates or Sublicensees to select a RON Antibody for entry into any [**], as defined in the next sentence, and (ii) the identification of a cell line expressing a RON Antibody that achieves the PDMS Internal Cell Line Criteria, provided that, a [**] Declaration will be deemed to have occurred even if the cell line for the RON Antibody fails to achieve all of the PDMS Internal Cell Line Criteria if COBI makes an internal determination according to its established procedures designating such RON Antibody as an [**] despite such failure. For purposes of this definition, “[**]” include [**] other [**], the results of which are required for [**], and will also mean, alternatively, commencement of [**] necessary to obtain the [**]. Without limiting the foregoing, an [**] Declaration as to an Antibody shall be deemed to have occurred no later than the [**] or [**] of such Antibody.

1.49 “Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplemental protection certificates and extensions and the like thereof, and all counterparts thereof in any country.

1.50 “PDMS Internal Cell Line Criteria” shall mean the cell line (i) is capable of greater than [**] production in a [**] at a [**] scale; (ii) is stable for over [**] sufficient to support [**] production, with [**] times less than [**] hours and [**] greater than [**] percent ([**]%); and (iii) produces [**] material (1) with greater than or equal to [**] percent ([**]%) of RON Antibody in [**] as assessed by [**], (2) with greater than or equal to [**] percent ([**]%) purity of RON Antibody after [**] as assessed by reduced [**] and [**], (3) that has been characterized by [**] and intact LC/MS, (4) that contains no significant [**], and (5) that has bioactivity comparable to [**].

1.51 “Phase 1 Clinical Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of Licensed Product or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a) or an equivalent clinical trial in a country in the Territory other than the United States.

1.52 “Phase 2 Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or an indication of efficacy in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country in the Territory other than the United States.

1.53 “Phase 3 Clinical Trial” means a human clinical trial that is prospectively designed, along with other Phase 3 Clinical Trials, to demonstrate statistically whether a product is safe and effective for use in humans in the indication being investigated as described in 21 C.F.R. §312.21(c), or an equivalent clinical trial in a country in the Territory other than the United States.

1.54 “Proof of Concept” means an indication of efficacy in patients being studied.

1.55 “R&D Costs” means, for any period, the sum of (i) FTE Costs and (ii) all out-of-pocket Third Party costs incurred by AVEO and its Affiliates during such period in the performance of Research Program activities, including microarrays and mouse acquisition costs.

1.56 “Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMA in the EU.

1.57 “Research Plan” means the written plan, including the budget, for the conduct of the Research Program, the initial version of which is attached to this Agreement as Exhibit C, as modified from time to time during the Research Term in accordance with this Agreement.

1.58 “Research Program” means the conduct, during the Research Term of certain RON-related research activities aimed at: (i) the identification of pharmacodynamic and predictive biomarkers; (ii) the investigation of potential clinical indications; (iii) the generation of tumor models; (iv) the evaluation of mechanism-based drug combinations; (v) the identification and characterization of RON Antibodies, which may include the identification of back-up Antibodies to the Lead Antibody; (vi) production cell line development; and (vii) development of a robust mechanism of action-related functional bioassay amenable to being adapted as a release assay.

1.59 “Research Term” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless extended by mutual agreement of the Parties or earlier terminated by mutual agreement of the Parties or termination of this Agreement under Article IX.

1.60 “RON” means Recepteur d’Origine Nantais.

1.61 “RON Antibody” means an Antibody that binds RON, and that (i) has been identified by AVEO prior to the Effective Date; (ii) is identified by either Party and demonstrated to bind RON during the Research Term; or (iii) is generated or developed by or on behalf of COBI or any of its Affiliates or Sublicensees during the Term outside of the Research Program activities, but derived from any Antibody described in clauses (i) or (ii), including, in each case of clauses (i), (ii) or (iii), any humanized, primatized, chimerized, or Fc-modified version, any binding fragment of any of the foregoing, or any such Antibody or binding fragment of such Antibody conjugated or fused to any other polypeptide.

1.62 “RON Index” means the list of [**] set forth in Exhibit D, and any [**].

1.63 “RON Model Improvement” means any Know-how, whether or not patentable, developed by or on behalf of COBI or any of its Affiliates or Sublicensees that constitutes an improvement to any AVEO RON Model disclosed by AVEO or any of its Affiliates to COBI.

1.64 “RON Model Improvement Patent Rights” means Patent Rights owned or Controlled by COBI or any of its Affiliates or Sublicensees Covering any invention that falls within the definition of RON Model Improvement.

1.65 “Royalty Term” has the meaning set forth in Section 4.6.

1.66 “Specified Third Party License” has the meaning set forth in Section 4.8(c).

1.67 “Specified Third Party Patent Rights” shall mean [**], including any continuations, continuations-in-part (except as to new matter added after the Effective Date); divisions, reissues, reexaminations, extensions (including any supplemental patent certificate) and all foreign counterparts of any of the foregoing

1.68 “Sublicensee” means a Third Party to whom COBI or any of its Affiliates or another Sublicensee grants an express or implied sublicense under all or part of the AVEO Technology or Joint Research Program IP to develop, manufacture, commercialize or use Licensed Product in the Field.

1.69 “Term” means the term of this Agreement determined in accordance with Section 9.1.

1.70 “Territory” means worldwide.

1.71 “Third Party” means any person other than a Party or any of its Affiliates or their respective employees.

1.72 “Third Party Payments” means all royalties, upfront fees, milestones and other payments paid by COBI or any of its Affiliates or Sublicenses to Third Parties specifically to acquire a license to intellectual property that is necessary for the development, manufacture, import, sale or use of Licensed Product in the Field, but not including amounts paid under the AVEO In-licenses.

1.73 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.74 “Valid Claim” means (i) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public, and (ii) a claim in a pending patent application that is being prosecuted for no more than [**] years and that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal.

ARTICLE II

RESEARCH

2.1 Conduct of Research Program. During the Research Term, each Party will use Commercially Reasonable Efforts to conduct the activities which are assigned to such Party under the then-current Research Plan and this Agreement.

2.2 Research Plan. The initial Research Plan is attached as Exhibit C which includes a mutually agreed, committed budget of FTE Costs and an estimate for out-of-pocket Third Party costs. On or before September 30, 2011, and each September 30 thereafter during the Research Term, the JRC shall prepare annual updates to the Research Plan, which shall include a committed budget of FTE Costs and an estimate for out-of-pocket Third Party costs for the next Calendar Year that is mutually agreed by the Parties. For sake of clarity, the budget of FTE Costs for any Calendar Year of the Research Plan may not be amended, unless otherwise mutually agreed by the Parties. Subject to the preceding sentence and to Sections 2.3(d) and 10.3, at any time during the Research Term, the JRC may periodically review the Research Plan, and prepare and approve any updates to the Research Plan. For the sake of clarity, if the JRC cannot agree on a revised Research Plan, then the Parties will resolve the dispute pursuant to Section 10.3.

2.3 Governance.

(a) Formation. Within [**] days after the Effective Date, the Parties will form a committee (the “Joint Research Committee” or “JRC”) comprising at least [**] representatives from each Party or such other number, maintaining equal representation, as the Parties mutually agree. The JRC will remain in existence during the Research Term. Each member appointed by a Party will have relevant expertise and an appropriate level of decision-making authority within such Party’s organization to fulfill the role of the JRC. Each Party may change one or more of its representatives to the JRC at any time or upon written notice to the other Party. From time to time the JRC may, in its discretion, establish one or more subcommittees or project teams to coordinate and monitor particular projects or activities over which the JRC has authority, as the JRC deems necessary or advisable. Each subcommittee will report to the JRC and, unless otherwise agreed upon by the JRC, the provisions of this Section 2.3 will apply to each subcommittee to the same extent as these provisions apply to the JRC.

(b) Responsibilities. The JRC will be responsible for:

(i) reviewing, coordinating and monitoring Research Program activities and the status and progress of efforts in the conduct of the Research Program;

(ii) reviewing the status and progress of COBI’s other research and development activities related to Licensed Product;

(iii) subject to paragraph (d) and Section 10.3, amending the Research Plan;

(iv) serving as a forum for an exchange and discussion of the results of the Research Program and of COBI’s other research and development activities related to Licensed Product; and

(v) discussing other matters related to this Agreement referred to it by agreement of the Parties.

(c) Meetings. The Joint Research Committee shall hold its first meeting, in person, within thirty (30) days after the Effective Date. The JRC will meet on a [**] basis, or at such other frequency as the Parties mutually agree, in person or by telephone at mutually acceptable times and locations. Prior to each [**] meeting of the JRC, each Party will prepare and deliver to the other Party a report of the status and results of its Research Program activities and, to the extent not covered by a confidentiality obligation owed to any Third Party, a report on any other activities related to protein antagonists of RON and, in the case of COBI, a report on COBI’s other activities related to the research and development of Licensed Products since the last report. Each report delivered under the preceding sentence will be in a format mutually agreed upon by the Parties. A representative of COBI shall serve as the chairperson of the JRC. The chairperson will be responsible for leading meetings, but will otherwise have no greater authority on the JRC than any other member. A JRC member designated by AVEO will serve as secretary of the meetings of the JRC. The secretary will be responsible for promptly preparing and distributing to all members of the JRC draft minutes of meetings for review and comment, including a list of all actions and decisions approved by the JRC. The minutes of each meeting of the JRC will be formally approved by the JRC at its next regularly scheduled meeting. Each Party will use reasonable efforts to cause its representatives to attend meetings of the JRC. In addition, each Party may, at its discretion, invite a reasonable number of non-member employees, and, with the consent of the other Party, consultants and scientific advisors, to attend meetings of the JRC or the relevant portion thereof; provided, that any such consultants and scientific advisors are bound by written obligations of confidentiality and restrictions on use of Confidential Information at least as stringent as those set forth in Article VI. During the Research Term the working groups from each Party will hold informal update meetings, in person or by videoconference or teleconference, on a monthly basis, which such meetings shall be in addition to the JRC meetings held under this Section 2.3(c).

(d) Decision-making. Each Party will have one vote on the JRC. Any action by the JRC will require unanimous vote. No vote will be taken without at least one member of each Party present. In the event of dispute, the terms of Article X will apply, except that, in the event the JRC cannot agree on an amendment to the Research Plan then the then current Research Plan will remain in effect until the dispute is resolved pursuant to the remaining dispute resolution provisions of Article X.

2.4 Record-Keeping. Each Party shall maintain complete and accurate records of the work performed under the Research Plan in laboratory notebooks in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes.

2.5 Funding. Funding for the Research Plan will be provided by COBI in accordance with Section 4.2.

ARTICLE III

LICENSE GRANT

3.1 License Grants from AVEO to COBI.

(a) AVEO Technology. Subject to the terms and conditions of this Agreement, including Section 3.2, AVEO hereby grants to COBI an exclusive royalty-bearing license (or sublicense, as the case may be) under AVEO Technology and AVEO’s interest in Joint Research Program IP (with the right to grant sublicenses) to research, develop, make, have made, use, import, export, market, offer for sale, sell and have sold, Licensed Product in the Territory within the Field.

(b) Sublicense Under [**] Agreement. Subject to the terms and conditions of this Agreement and in lieu of the rights granted under Section 3.1(a), AVEO hereby grants to COBI a sublicense under the licenses granted to AVEO under Sections 2.1 and 3.2 of the [**] Agreement pursuant to the sublicensing right specified in Section 4.4(c) of the [**] Agreement, to research, develop, make, have made, use, import, export, market, offer for sale, sell and have sold Licensed Products in the Territory within the Field under any Know-how or Patent Rights licensed to AVEO under the [**] Agreement, provided, that notwithstanding anything in this Agreement to the contrary (i) neither the sublicense granted in this Section 3.1(b) nor the rights granted under Section 3.1(a) include the right under any Know-how or Patent Rights licensed to AVEO under the [**] Agreement to [**].

(c) RON Index. Subject to the terms and conditions of this Agreement, AVEO hereby grants to COBI and its Affiliates a fully paid-up, non-exclusive license, without the right to grant sublicenses, to use the RON Index as a biomarker for the identification of patients more likely or less likely to benefit from use of Licensed Product, in connection with development and commercialization of Licensed Product under this Agreement.

3.2 Research Grant-Back from COBI to AVEO. Subject to the terms and conditions of this Agreement, COBI hereby grants to AVEO and its Affiliates a fully paid-up non-exclusive sublicense under the rights to AVEO Technology and AVEO’s interest in Joint Research Program IP granted to COBI under Section 3.1, and under COBI’s interest in Joint Research Program IP (without the right to grant sublicenses), solely for (i) the conduct Research Program activities during the Research Term; and (ii) subject to Section 3.6, for any other research purposes.

3.3 Sublicenses.

(a) Sublicensing. The rights granted to COBI by AVEO under Section 3.1(a) and 3.1(b) may be extended or sublicensed to an Affiliate or sublicensed, in whole or in part, to a Third Party (through one level of sublicensing for a Third Party only). COBI will, within [**] days after signature, provide AVEO with a copy of each agreement with a Sublicensee executed by COBI or any of its Affiliates, provided COBI will be entitled to redact any terms that do not relate to the sublicense of AVEO Technology. Permitted Sublicensees may extend the rights granted under Section 3.1(a) and 3.1(b) to any of their Affiliates.

(b) Performance by Sublicensees. COBI will be fully responsible for performance by each Sublicensee of its obligations under this Agreement. Each sublicense granted by COBI pursuant to this Section 3.3 will contain terms and conditions consistent with this Agreement. Without limiting the foregoing, each sublicense agreement will contain the following provisions: (i) a requirement that any Sublicensee selling Licensed Product submit applicable sales or other reports to COBI to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement as to those Sublicensees selling Licensed Product consistent with that set forth in Section 4.15; (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use with respect to Confidential Information of AVEO consistent with Article VI; and (iv) an obligation of the Sublicensee to assign RON Model Improvements and RON Model Improvement Patent Rights to COBI for further assignment to AVEO under Section 5.2, and an automatic license to COBI, upon termination of this Agreement, with the right to grant a further license to AVEO, to any Know-how and under any Patent Rights that fall under the definition of COBI Product Know-how or COBI Product Patent Rights when Controlled by COBI. If COBI becomes aware of a material breach by a Sublicensee of the rights granted to COBI, or the obligations of COBI or a Sublicensee under this Agreement, COBI will promptly notify AVEO in writing of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.

3.4 Responsibility. Except for activities to be conducted by AVEO under the Research Plan, COBI will, including through its Affiliates and Sublicensees, have sole responsibility for research, development, manufacture, marketing, sale and use of Licensed Product in the Field, and will be responsible for all of its costs and expenses associated with such activities.

3.5 Diligence.

(a) Commitment. COBI will prepare and deliver to AVEO (i) within [**] days of [**], a development plan for the Licensed Product, which shall include clinical and registration timelines; and (ii) no later than [**], a commercialization plan, for the Licensed Product in the U.S. and EU, which shall include commercialization timelines. COBI will use Commercially Reasonable Efforts during the Term to develop, manufacture and obtain Marketing Approval for, and commercialize a Licensed Product in a [**] indication throughout the U.S. and EU, and to meet the development and commercialization timelines set forth in the development and commercialization plans furnished to AVEO pursuant to the first sentence of this Section 3.5(a). For the sake of clarity, COBI will have met its obligation to use Commercially Reasonable Efforts to develop, manufacture and obtain Marketing Approval for [**] Licensed Product upon approval of the [**] Licensed Product in the [**] indication. In addition, in the course of obtaining Marketing Approval, COBI will use Commercially Reasonable Efforts to secure regulatory, data and market exclusivity for each Licensed Product for which Marketing Approval is obtained to the extent available from the applicable Regulatory Authorities. COBI agrees to register this Agreement with any foreign governmental agency, which requires such registration and where the failure to so register would have a material adverse impact on commercialization of Licensed Product in a major market, and COBI shall pay all costs and legal fees in connection therewith. COBI shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, shall not be relieved of its obligation to make any payment due to AVEO where such payment is blocked due to any failure to register this Agreement.

(b) Update Meeting. At least once each Calendar Year during the Term until first Marketing Approval of a [**] Licensed Product for the [**] indication, one or more members of the internal program team at COBI with responsibility for development of Licensed Product will meet in person with representatives of AVEO at COBI facilities for a formal update meeting during which COBI will present to AVEO the status and results to date of research and development activities related to Licensed Product. At each such meeting, COBI shall present its then current development plan, including the anticipated timelines for the activities under such plan.

(c) Status Reports. COBI will provide to AVEO a written report, on a semi-annual basis during the Term, describing, in detail, activities undertaken by COBI, its Affiliates and Sublicensees in compliance with paragraph (a), the results achieved since the last report and activities planned for the subsequent semi-annual period. In addition, COBI shall respond to reasonable requests from AVEO for additional information as to COBI’s progress and results with respect to efforts conducted under paragraph (a).

3.6 Exclusivity. Subject to Section 11.5(c), during the period commencing on the Effective Date and ending [**] years after [**] neither Party nor any of its Affiliates or their respective sublicensees of development rights will, except for activities conducted under this Agreement, develop any therapeutic product [**].

ARTICLE IV

FINANCIAL PROVISIONS

4.1 License Fee. Within ten (10) days of the Effective Date, COBI will pay to AVEO a non-creditable, non-refundable license fee of $7,500,000.

4.2 Research Funding. COBI shall fund all R&D Costs incurred by AVEO in the conduct of the Research Program pursuant to the Research Plan. During the Research Term, AVEO shall report its actual R&D Costs within [**] days after the end of each month. Within [**] days of the end of each month, AVEO shall provide an invoice to COBI for R&D Costs incurred in such month. COBI shall pay to AVEO the amounts shown on each invoice upon receipt thereof as set forth in Section 4.4.

4.3 Milestones Payments by COBI. Subject to the terms and conditions of this Agreement, COBI will pay to AVEO the following milestone payments as set forth in Section 4.4 after the occurrence of the corresponding event as set forth in this Section:

(a) [**]. Upon the [**] with respect to the first Licensed Product, COBI will pay AVEO a fee of $[**].

(b) Once Per Product. The following milestone payments will be made only upon the first occurrence of the following events with respect to each Licensed Product, and shall not be paid on any subsequent occurrence of the same event with respect to the same Licensed Product, except that the milestone payments under clauses (iii) and (iv) below will both be due even if the same [**] is the basis for achievement of each milestone:

Event Milestone	Event Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

For purposes of Section 4.3(b)(v), [**] shall mean the [**].

For purposes of Section 4.3(b)(vi), [**] shall mean [**].

If any milestone set forth in Section 4.3 is achieved with respect to a Licensed Product prior to the achievement of an earlier milestone for such Licensed Product, then all milestone payments due and payable for the earlier milestone shall be due and payable simultaneously with the payment for achievement of the later milestone event.

(c) Marketing Approval and First Commercial Sale. The following milestone payments will be made upon the first occurrence of the following events with respect to the [**] indications (for example, colorectal, pancreatic, non-small cell lung, esophageal or gastric cancer) for each Licensed Product:

Event Milestone	Event Payment for First Indication	Event Payment for [**] Indication (per Indication)
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

(d) Commercial Milestones. COBI will pay to AVEO the following commercial milestone payments upon the first achievement of the corresponding event with respect to each Licensed Product:

Calendar Year Net Sales of Licensed Product in North America	Payment
First achievement of Calendar Year Net Sales in excess of $[**]	[**]
First achievement of Calendar Year Net Sales in excess of $[**]	[**]
First achievement of Calendar Year Net Sales in excess of $[**]	[**]

Calendar Year Net Sales of Licensed Product Outside of North America	Payment
First achievement of Calendar Year Net Sales in excess of $[**]	[**]
First achievement of Calendar Year Net Sales in excess of $[**]	[**]
First achievement of Calendar Year Net Sales in excess of $[**]	[**]

(e) Reduction for Back-ups. Notwithstanding anything in this Agreement to the contrary, in the event the Licensed Product that is the subject of the payment obligations in this Section 4.3 does not [**], the relevant payment owed to AVEO under this Section 4.3 will be reduced by [**] percent ([**]%).

(f) Notice of Milestone Achievement. COBI will provide written notice to AVEO within [**] days of each achievement of a development milestone (Sections 4.3(a), (b) and (c)) and within [**] days of each achievement of a commercial milestone (Section 4.3(d)) for which a payment is due to AVEO under this Section 4.3.

4.4 Payment of Research Funding and Milestone Payments. Payments under Sections 4.2 and 4.3 shall be payable to AVEO within [**] days from the date an invoice is received by COBI provided that any invoiced R&D Costs are for services that have been rendered and any deliverables subject to the invoice have been received by COBI. All invoices must reference a valid Purchase Order (PO) Number which COBI shall provide to AVEO within [**] days [**] days after the Effective Date and invoices shall include the nature and amount of research and development services rendered or deliverables provided. Invoices must be sent to the Johnson & Johnson Accounts Payable Department via www.ap.jnj.com if AVEO establishes a web invoice account or sent by postal mail to the address indicated on the PO. AVEO can contact the Johnson & Johnson Accounts Payable Hotline at 877-557-4487 with any questions related to the status of payments on invoices. Copies of all invoices shall be sent concurrently to the Antibody Drug Discovery Project Coordinator at Johnson & Johnson Pharmaceutical Research & Development, L.L.C., 145 King of Prussia Road, Radnor, PA 19087. COBI reserves the right to return to AVEO unprocessed and unpaid those invoices that do not reference the applicable PO Number.

4.5 Royalty Payments by COBI.

(a) Royalty Rate. Subject to the adjustment, if any, to be made under Sections 4.5(b), 4.7, 4.8(c) and 4.8(d), COBI will pay to AVEO royalties on Net Sales of each Licensed Product in the Field in the Territory by COBI and its Affiliates and Sublicensees, calculated using the following royalty rates:

Portion of Calendar Year Net Sales (Per Licensed Product)	Royalty Rate
First $[**] of Calendar Year Net Sales in the Territory for each Licensed Product	[**]%

Portion of Calendar Year Net Sales (Per Licensed Product)	Royalty Rate
On that portion of Calendar Year Net Sales greater than $[**] but less than $[**] in the Territory for each Licensed Product	[**]%
On that portion of Calendar Year Net Sales equal to or greater than $[**] but less than or equal to $[**] in the Territory for each Licensed Product	[**]%
On that portion of Calendar Year Net Sales greater than $[**] in the Territory for each Licensed Product	[**]%

(b) Reduction for Back-Ups. Notwithstanding anything in this Agreement to the contrary, in the event the relevant Licensed Product does not [**], the royalty rates specified in Section 4.5(a) as to such Licensed Product will be reduced by [**] percent ([**]%).

4.6 Royalty Term. Royalties under Section 4.5 will be payable on a country by country and Licensed Product-by-Licensed Product basis during the period commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the latest to occur of (i) the date of expiration or determination of unenforceability or invalidation (from which no appeal can be taken) of the last Valid Claim of an AVEO Patent Right or Joint Research Program Patent Right Covering an Antibody composition of matter or method of use with respect to such Licensed Product in the country of sale; (ii) expiration of any protective data or marketing exclusivity applicable to such Licensed Product in the country of sale; and (iii) ten (10) years from the date of First Commercial Sale in such country (the “Royalty Term”). Upon expiration of the Royalty Term, in the country of sale, the license granted to COBI and its Affiliates and Sublicenses under Article III will convert to a fully paid-up, non-royalty-bearing, nonexclusive license in such country.

4.7 Reduction for Loss of Exclusivity or Generic Competition. The royalties payable under Section 4.5 with respect to Net Sales of a Licensed Product in a country will be reduced, on a country by country and Licensed Product-by-Licensed Product basis, by [**] percent ([**]%) of the amounts otherwise payable under Section 4.5, during any portion of the Royalty Term when criteria (i) and (ii) are met: (i) there is no Valid Claim within AVEO Patent Rights Covering such Licensed Product in such country; and (ii) there is no other protective data or marketing exclusivity covering Licensed Product in such country; or there is Generic Competition with respect to such Licensed Product in such country.

4.8 Third Party Payments.

(a) [**] Payments. COBI shall pay to AVEO the amount of all royalties due under the [**] Agreement to the extent such payments relate to Licensed Product (the “[**] Payments”). COBI shall pay to AVEO [**] percent ([**]%) of all milestone payments due under Schedule 2 (g)-(l) of the [**] Agreement to the extent such payments relate to Licensed Product. For sake of clarity, [**] payments in Schedule 2 (a)-(f) of the [**] Agreement shall not be considered [**] Payments. COBI will have the right to deduct from royalties otherwise payable to AVEO under Section 4.5, [**] percent ([**]%) of the [**] Payments made in the relevant period, provided that, except under the circumstances described in the first sentence of Section 4.8(c)(iv), in no event will the royalty payable to AVEO on Net Sales of Licensed Product be reduced as a result of the aggregate effect of the application of this paragraph and the deductions under Sections 4.5(b), 4.7, 4.8(c) and 4.8(d), to less than [**] percent ([**]%) of the royalty amounts calculated at the rates set forth in Section 4.5(a).

(b) Other AVEO In-licenses. COBI will, in addition to the amounts payable under Section 4.8(a), pay to AVEO the amount of all milestones and other payments due under any AVEO In-licenses other than the [**] Agreement that are triggered by the development, manufacture, use or sale of Licensed Product. Notwithstanding the foregoing, except with respect to AVEO In-licenses existing on the Effective Date, COBI may decline rights under the relevant AVEO In-licenses in which case (i) the relevant Know-how and Patent Rights shall no longer be treated as AVEO Know-how, AVEO Patent Rights and AVEO Technology, including for purposes of the license granted under Section 3.1, and (ii) the provisions of this Section 4.8(b) shall no longer apply to such AVEO In-license.

(c) Specified Third Party Patent Rights.

(i) If COBI [**] of any Specified Third Party Patent Rights of such Third Party in [**], COBI shall promptly notify AVEO, and the Parties shall consult in good faith to determine the appropriate action to be taken in relation to [**]. If the Parties mutually agree that a [**], COBI shall have the [**] under the Specified Third Party Patent Rights that are the subject of the [**] as necessary for COBI and its Affiliates to [**] the [**] that is the subject of the [**]. AVEO shall have the right, but not the obligation, at its own expense, to [**] and to be independently represented by counsel of AVEO’s own choice. COBI shall [**] any [**] with such Third Party in co-operation with AVEO, and shall not [**] without the prior written consent of AVEO, such consent not to be unreasonably withheld or delayed.

(ii) In the event that Parties agree to the terms of a [**] and COBI is [**] pursuant to such [**] with respect to the [**], including [**] or [**] related to such [**] or [**] on [**] of such [**], the following provisions and [**] (the [**]) will apply:

(x) AVEO shall [**] of any [**] (such [**] to be in the form of a [**] to AVEO or, if not sufficient, an [**] with respect to [**] of the relevant Licensed Product after the effective date of the [**] provided that, the [**] under this Section 4.8(c)(ii)(x) shall not exceed [**] percent ([**]%) of the [**], excluding purchases of AVEO equity, (1)[**] pursuant to Sections 4.1 and 4.3, and (2) [**] prior to the effective date of the [**] under Section 4.5; and

(y) COBI may [**] percent ([**]%) of [**] paid under a [**] of a Licensed Product after the effective date of a [**] against [**] of Licensed Product under Section [**], provided, that in no event will the [**] to AVEO on [**] of such Licensed Product be [**] as a result of the foregoing [**] to less than [**] percent ([**]%) of the [**] set forth in Section [**]. For the sake of clarity, COBI will not have the right to [**] are not used under the preceding sentence because of the [**].

(iii) If either Party does not [**] of a [**], then AVEO will [**] the COBI [**] (as defined in Section [**] (as defined in Section [**] in connection with any [**] to the extent [**] out of or [**] by AVEO in the [**]; provided that, (A) AVEO shall [**], at its [**], the [**] of the [**]; (B) COBI will, at AVEO’s request and expense, [**]; (C) COBI may, at COBI’s option and expense, be [**], subject to AVEO’s right to [**] and [**], and provided COBI will not have the right to [**] of AVEO; (D) AVEO will not [**] without COBI’s prior written consent, not to be unreasonably withheld; and (E) AVEO’s [**] will be subject to the [**] provisions and [**] set forth in Section [**], as modified by [**] below. Notwithstanding anything in this Agreement to the contrary, COBI will not be entitled to [**] for any [**] covered by [**].

(iv) Notwithstanding anything in this Agreement to the contary, in the event AVEO is the Party that [**], and the [**] resulting from [**] or [**] of any [**] under Section [**] exceed the amount that was [**] then the [**] will not apply to the [**], provided that (x) in no event will the aggregate [**] to be [**] the [**] this Agreement, and (y) in no event will the [**] as a result of the aggregate effect of the application of this paragraph and the [**] under Sections [**] to [**] than the amount that [**]. In the event COBI is the Party that [**], and there is a [**], then notwithstanding anything in this Agreement to the contrary, COBI will be [**] of the [**] without any right of [**], and AVEO [**] under this Agreement [**].

(d) Other Third Party Payments. COBI will be responsible for all amounts payable to Third Parties, to the extent not already covered by Sections 4.8(a), (b) or (c) for rights necessary, in COBI’s reasonable opinion, to develop, manufacture, use, sell or otherwise commercialize Licensed Product in the Field. COBI will have the right to deduct from royalties otherwise payable to AVEO under Section 4.5, [**] percent ([**]%) of Third Party Payments made under this Section in the relevant period, provided that, except under the circumstances described in the first sentence of Section 4.8(c)(iv), in no event will the royalty payable to AVEO on Net Sales of Licensed Product be reduced as a result of the aggregate effect of the application of this paragraph and the deductions under Sections 4.5(b), 4.7, 4.8(a) and 4.8(c), to less than [**] percent ([**]%) of the royalty amounts calculated at the rates set forth in Section 4.5(a).

4.9 Payments; Reports.

(a) For the duration of the Agreement, and commencing with the First Commercial Sale of Licensed Product in the Territory, COBI shall furnish to AVEO written reports (hereinafter the “Quarterly Financial Report”), in the form specified in Exhibit G, within [**] calendar days following the end of each Calendar Quarter, for which royalties are due, showing with respect to the United States, France, United Kingdom, Italy, Germany, Spain and the rest of the Territory as a total: (i) the Net Sales in local currency of all Licensed Products sold during the relevant Calendar Quarter and Net Sales in United States Dollars (USD) translated from local currency using the applicable Currency Hedge Rate prior to calculating the royalty payable; and (ii) the royalties which shall have accrued hereunder in respect to Net Sales in determining the amount due.

(b) For the duration of the Agreement, and commencing with the First Commercial Sale of Licensed Product in the Territory, COBI shall furnish to AVEO written reports (hereinafter the “Yearly Financial Report”), in the form specified in Exhibit H, within [**] calendar days following the end of each Calendar Year, for which royalties are due, showing with respect to the United States, France, United Kingdom, Italy, Germany, Spain and the rest of the Territory as a total: (i) the gross sales in local currency and converted into USD using the applicable Currency Hedge Rate; (ii) the Net Sales in local currency of all Licensed Products sold during the relevant Calendar Year and Net Sales in USD translated from local currency using the Currency Hedge Rate prior to calculating royalty payable; and (iii) the calculation of Net Sales and an accounting of the deductions under Section 1.47 taken from the gross sales in calculating Net Sales; and (iv) the royalties which shall have accrued hereunder in respect to Net Sales in determining the amount due.

(c) COBI will pay royalties due on Net Sales received in a Calendar Quarter within [**] days of the end of such Calendar Quarter in USD to:

CASH — WIRE TRANSFER

[**]

ABA Routing # [**]

Account #[**]

For credit to: [**] Account Name: AVEO PHARMACEUTCALS, INC.

Attn: [**]

Phone: [**]

or to such other account as to which AVEO provides written notice to COBI in accordance with Section 11.4.

4.10 Taxes.

(a) COBI shall make all payments to AVEO under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(b) Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by COBI on behalf of AVEO to the appropriate governmental authority, and COBI will furnish AVEO with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by AVEO.

(c) COBI and AVEO will cooperate with respect to all documentation required by any taxing authority or reasonably requested by COBI to secure a reduction in the rate of applicable withholding taxes.

(d) If COBI had a duty to withhold taxes in connection with any payment it made to AVEO under this Agreement but COBI failed to withhold, and such taxes were assessed against and paid by COBI, then AVEO will indemnify and hold harmless COBI from and against such taxes (including interest but excluding penalties). If COBI makes a claim under this Section 4.10(d), it will comply with the obligations imposed by Section 4.10(b) as if COBI had originally withheld taxes from a payment to AVEO.

4.11 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

4.12 Currency Exchange. All payment to be made hereunder by one Party to the other Party shall be computed and paid in U.S. dollars. With respect to sales of a Licensed Product invoiced in a currency other than U.S. dollars such amounts and amounts payable per Section 4.5(a) will be expressed in the U.S. dollar equivalent calculated by applying the Currency Hedge Rate determined as follows:

For the upcoming Calendar Year, COBI shall obtain a Currency Hedge Rate(s) to be used for the local currency of each country of the Territory from its parent, Johnson & Johnson, and shall provide details of such Currency Hedge Rate(s) in writing to AVEO not later than [**] Business Days after the Currency Hedge Rate(s) are available from Johnson & Johnson, which is customarily at the end of October. Such Currency Hedge Rate(s) will remain constant throughout the upcoming Calendar Year.

4.13 Blocked Payments. If, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for COBI or any of its Affiliates or Sublicensees to move revenues related to Licensed Product out of such country, COBI will promptly notify AVEO of the conditions preventing such transfer, and royalties on the affected Net Sales shall, in lieu of payment under Section 4.9, be deposited in local currency in the relevant country to the credit of AVEO in a recognized banking institution in such county designated by AVEO or, if none is designated by AVEO within a period of thirty (30) days, in a recognized banking institution in such county selected by COBI or its Affiliates or Sublicensees, as the case may be, and identified in a notice given to AVEO.

4.14 Late Payments. COBI will pay interest to AVEO on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to [**] percent ([**]%) per month, calculated based on the number of days such payments are paid after the date such payments are due.

4.15 Records and Audits. COBI will keep complete and accurate records relating to the calculations of Net Sales generated in the then current Calendar Year, and during the preceding [**] Calendar Years. AVEO will have the right, [**] annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and reasonably acceptable to COBI, review any such records of COBI and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [**] days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made and deductions taken under Article IV within the [**] month period preceding the date of the request for review. No Calendar Year will be subject to audit under this Section more than [**]. COBI will receive a copy of each such report concurrently with receipt by AVEO. In the event such inspection leads to the discovery of a discrepancy to AVEO’s detriment, COBI will, within [**] days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy, plus interest on the underpayment at a rate per annum of [**] percent ([**]%) per month, calculated from the date the underpayment was made until the date of payment to AVEO of the underpayment. AVEO will pay the full cost of the review unless the underpayment of amounts due to AVEO is greater than [**] percent ([**]%) of the amount due for the entire period being examined, in which case COBI will pay the reasonable cost charged by such accounting firm for such review. Any undisputed overpayment of royalties by COBI revealed by an examination will be paid by AVEO within [**] days of AVEO’s receipt of the applicable report. Any disagreement regarding the results of any audit conducted under this Section will be subject to the dispute resolution provisions set forth in Article X.

ARTICLE V

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION

AND RELATED MATTERS

5.1 Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

5.2 Ownership.

(a) General. Subject to the licenses and rights granted to COBI under this Agreement, as between the Parties, AVEO shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or Third Party service providers of AVEO or any of its Affiliates in the course of the Research Program. Except as set forth in Section 5.2(b), as between the Parties, COBI shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or Third Party service providers of COBI or any of its Affiliates in the course of development, manufacture or commercialization of Licensed Product. The Parties shall jointly own any Joint Research Program IP.

(b) RON Model Improvements. AVEO shall own all RON Model Improvements and RON Model Improvement Patent Rights. COBI hereby assigns to AVEO all of the right, title and interest of COBI and its Affiliates in and to RON Model Improvements and RON Model Improvement Patent Rights. COBI shall promptly notify AVEO of any RON Model Improvements, and such RON Model Improvements shall be treated as Confidential Information of AVEO under this Agreement with AVEO as the disclosing Party and COBI as the receiving Party for purposes of Article VI. COBI shall execute all such documents, and take all such actions as AVEO may reasonably request to effect the foregoing assignment, at AVEO’s expense.

5.3 Prosecution and Maintenance of Patent Rights.

(a) AVEO Technology. AVEO shall have the sole right, at AVEO’s discretion and expense, to file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings) all AVEO Patent Rights (other than Joint Research Program Patent Rights), in AVEO’s name. AVEO shall provide to COBI copies of all substantive prosecution papers related to AVEO Patent Rights with claims Covering Licensed Products sent to or received from patent offices in the Territory, unless otherwise directed by COBI. With respect to such patent applications containing material not previously filed that is intended to be filed in patent offices in the Territory, AVEO shall use reasonable efforts to provide COBI with a draft of each such filing reasonably in advance of submission and shall consider in good faith any comments regarding such draft application that COBI may timely provide. In addition, AVEO shall provide to COBI such other information related to prosecution of the AVEO Patent Rights with claims Covering Licensed Product in the Territory as COBI may from time to time reasonably request to allow COBI to track prosecution and maintenance of such Patent Rights. In the event AVEO decides not to file a patent application on AVEO Know-how specific to Licensed Product in a country of the Territory, or decides to abandon prosecution of any claim of an AVEO Patent Right comprising claims Covering Licensed Product in a country of the Territory or decides not to maintain or extend any AVEO Patent Rights comprising claims Covering Licensed Product in a country of the Territory, AVEO shall give COBI written notice in advance of any loss of rights, and except where the claims are being abandoned in favor of another application within AVEO Patent Rights or to permit other claims within AVEO Patent Rights to be issued, AVEO will allow COBI to file, prosecute, maintain (including the defense of any interference or opposition proceeding) or extend, as the case may be, such AVEO Patent Rights, in AVEO’s name, in such country, at COBI’s expense.

(b) COBI Technology. COBI shall have the sole right, at COBI’s discretion, to file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings) all Patent Rights owned by COBI (other than Joint Research Program IP), in COBI’s name.

(c) Joint Research Program.

(i) AVEO shall have the first right, at AVEO’s discretion, to file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Joint Research Program Patent Rights, in the names of both AVEO and COBI, at AVEO’s expense. COBI shall use Commercially Reasonable Efforts to make available to AVEO or its authorized attorneys, agents or representatives, such of its employees as AVEO, in its reasonable judgment, deems necessary in order to assist AVEO in obtaining patent protection for such Joint Research Program Patent Rights. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Research Program Patent Rights, at its own cost.

(ii) If AVEO elects not to seek or continue to seek or maintain patent protection on any Joint Research Program Know-how in the Territory under clause (i), COBI shall have the right, at COBI’s discretion, to seek, prosecute and maintain in the relevant country in the Territory patent protection on such Joint Research Program Know-how in the names of both AVEO and COBI, at COBI’s expense. AVEO shall use Commercially Reasonable Efforts to make available to COBI its authorized attorneys, agents or representatives, such of AVEO’s employees as are reasonably necessary to assist COBI in obtaining and maintaining the patent protection described under this Section 5.3(c)(ii). AVEO shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary for COBI to file and prosecute such patent applications or to obtain or maintain (including the defense of any interferences or opposition proceeding) such patents, as requested by COBI and at AVEO’s cost.

(iii) With respect to Joint Research Program Patent Rights, the Party filing, prosecuting and maintaining such Patent Rights shall provide the other Party, within [**] Business Days after submitting or receiving official correspondence, with copies of all such official correspondence submitted to or received from patent offices, courts or other administrative bodies in the Territory. With respect to substantive filings and correspondence in the Territory, the Party filing, prosecuting, and maintaining such Joint Research Program Patent Rights shall use reasonable efforts to provide the other Party with drafts of such filings and correspondence reasonably in advance of submission and shall consider in good faith any comments regarding such filings and correspondence that the other Party may timely provide.

5.4 Patent Term Extensions. The Parties shall cooperate with each other in gaining patent term extension (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to Patent Rights licensed under this Agreement that Cover the Licensed Product in the Territory. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, the patent or the claims of the patent shall be selected on the basis of the scope, enforceability and remaining term of the patent in the relevant country or region. To the extent permitted by the jurisdiction in question, all filings for such extensions shall be made by the Party owning such patent or, in the case of Joint Research Program Patent Rights, by the Party responsible for filing, prosecuting and maintaining such Patent Rights in accordance with this Section.

5.5 Patent Expenses. The patent filing, prosecution and maintenance (including the defense of any interference or opposition proceeding) expenses incurred with respect to Sections 5.3(b) and 5.4 shall be borne by COBI.

5.6 Third Party Infringement.

(a) Notices. Each Party will promptly report in writing to the other Party any (i) known or suspected infringement of any AVEO Patent Rights or Joint Research Program Patent Rights, or (ii) unauthorized use or misappropriation of any AVEO Know-how or Joint Research Program Know-how by a Third Party, of which such Party becomes aware, in each case only to the extent relevant to the development, manufacture, commercialization or use of Licensed Product in the Field in the Territory, and will provide the other Party with all available information evidencing such infringement, or unauthorized use or misappropriation.

(b) COBI First Right to Enforce Certain AVEO Patent Rights. COBI or its designated Affiliate or Sublicensee will have the first right, but not the obligation, to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, AVEO Patent Rights Covering Licensed Product and Joint Research Program Patent Rights against a Third Party who is researching, making, using, selling or importing a product in the Field in a country within the Territory that is competitive with Licensed Product, provided that COBI shall not initiate any lawsuit or take any enforcement action under this Section without first consulting AVEO and giving good faith consideration to any AVEO recommendation(s). AVEO and its Affiliates will join such suit if the relevant court would lack jurisdiction if AVEO or such Affiliate were absent from such suit, and AVEO and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by COBI; provided, that COBI will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by AVEO and such Affiliates in connection with joining such suit and providing such other requested cooperation.

(c) AVEO Rights if COBI Elects Not to Proceed. If COBI does not initiate a lawsuit or take other appropriate action pursuant to Section 5.6(b) within [**] days after knowledge of such infringement or misappropriation or, in the case of receipt of a notice letter sent by a Third Party pursuant to the requirements of 21 U.S.C. § 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or under any analogous provisions, within [**] days before any statutory or regulatory deadline for filing such suit, then AVEO will have the immediate right to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise to protect or enforce the relevant AVEO Patent Rights or Joint Research Program Patent Rights. COBI and its Affiliates will join such suit if the relevant court would lack jurisdiction if COBI or such Affiliates were absent from such suit, and COBI and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by AVEO; provided, that AVEO will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by COBI and such Affiliates in connection with joining such suit and providing such requested cooperation.

(d) Enforcement Against Other Infringement of AVEO Patent Rights. Except as provided in Section 5.6(b), AVEO will have the sole right, but not the obligation, to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise to protect or enforce, AVEO Patent Rights during the Term.

(e) Right to Enforce Know-how. Responsibility for preventing or abating actual or threatened misappropriation of, or otherwise protecting AVEO Know-how or Joint Research Program Know-how will be determined in the same manner as the right to enforce AVEO Patent Rights under paragraphs (b), (c) and (d). The protecting Party shall keep the other Party informed of the status of all such protecting activities, and shall consider in good faith all comments of the other Party regarding any aspect of such protecting activities.

(f) Conduct of Certain Actions; Costs. The Party initiating litigation under this Section 5.6 will have the sole and exclusive right to select counsel for any litigation initiated by it pursuant to this Section. The initiating Party will assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to this Section, including the fees and expenses of the legal counsel selected by it.

(g) Recoveries.

(i) If COBI initiates litigation as permitted in accordance with Sections 5.6(b) or, with respect to AVEO Know-how or Joint Research Program Know-how, if COBI initiates proceedings claiming misappropriation of such Know-how (to be conducted in the same manner as if they were Patent Rights under Section 5.6), any damages, settlements, accounts of profits, or other financial compensation actually paid to COBI by a Third Party based upon such litigation, after deducting COBI’s actual out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such litigation (such net amount, the “Recovery”), [**], with COBI retaining the balance after such payment.

(ii) If AVEO initiates litigation pursuant to Section 5.6(c) or with respect to AVEO Know-how or Joint Research Program Know-how under Section 5.6(e), in the same manner as set forth in Section 5.6(c), [**].

5.7 Patent Invalidity Claim. Each of the Parties will promptly notify the other Party in the event of any legal or administrative action by any Third Party against an AVEO Patent Right or Joint Research Program Patent Rights, or any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or any notice under any analogous provisions, with respect to such Patent Rights, of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Responsibility for defending against any such action shall be determined in the same manner as enforcement of the relevant Patent Rights pursuant to Section 5.3.

5.8 Third Party Infringement Claims. If a Party becomes aware of any claim that the development, manufacture or commercialization of Licensed Product in the Field infringes the Patent Rights of any Third Party in the Territory, such Party shall promptly notify the other Party.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidential Information. During the Term and for a period of [**] years after any termination or expiration of this Agreement, each Party (the “receiving Party”) agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except, in each case, pursuant to, and in order to carry out, the terms and objectives of this Agreement (which, in the case of COBI and its Affiliates and Sublicensees, includes activities contemplated by the licenses granted in Section 3.1) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party (the “disclosing Party”). The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VI. The restrictions on the disclosure and use by the receiving Party of Confidential Information of the disclosing Party set forth in the first sentence of this Section 6.1 will not apply to any Confidential Information of the disclosing Party that:

(i) was known by the receiving Party prior to disclosure by the disclosing Party under this Agreement (as evidenced by the receiving Party’s written records or other competent evidence);

(ii) is or becomes part of the public domain through no fault of the receiving Party;

(iii) is disclosed to the receiving Party by a Third Party, to the best of receiving Party’s knowledge, having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such Third Party is not disclosing such information on behalf of the disclosing Party; or

(iv) is independently developed by personnel of the receiving Party who did not have access to the Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence) and other than in connection with activities under this Agreement.

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country or of any stock exchange or Nasdaq, such Party shall provide at least [**] Business Days prior written notice, along with a copy of such intended disclosure, to such other Party, will consider in good faith the other Party’s comments, will disclose only such Confidential Information of such other Party as is required to be disclosed and will cooperate in the disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures. Notwithstanding anything in this Agreement to the contrary, either Party may disclose to bona fide potential or existing investors or lenders, potential acquirors/acquirees, and, in the case of COBI, to potential and existing Sublicensees, and, in the case of AVEO, to any licensor of AVEO Technology or AVEO Platform Technology and, as to either Party, to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or for purposes related to this Agreement, so long as such recipients are bound in writing to maintain the confidentiality of such information.

6.2 Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors and bona fide potential acquirors and potential investors, and, in the case of COBI as the receiving Party, to service providers, investigators, Third Party contractors, potential and existing Sublicensees and distributors, in each case who are subject to obligations of confidentiality and non-use that would apply to such Confidential Information and are at least as stringent as the obligations applicable to the receiving Party under this Agreement. In addition, AVEO may disclose Confidential Information of COBI to any licensor of the AVEO Technology, to the extent such disclosure is required under the applicable AVEO In-license. AVEO and COBI shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted contractors, sublicensees and distributors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, advisors, contractors, sublicensees and distributors were Parties directly bound to the requirements of Section 6.1). COBI may also disclose Confidential Information of AVEO to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement.

6.3 Publicity. Neither Party will issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that (i) AVEO may issue a press release in the form attached as Exhibit E in its name only; (ii) a Party may issue such press release or public announcement if the contents of such press release or public announcement are consistent with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement, (iii) AVEO may issue a press release related to the receipt of milestone payments provided that it gives COBI prior written notice; and (iv) a Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission (SEC) or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq; provided that such Party complies with the notice and review provisions set forth in this Section. During the Term of this Agreement, in no event will AVEO make any public disclosure related to COBI’s activities under this Agreement or related to the results generated by COBI or any of its Affiliates or Sublicensees with respect to Licensed Product without the prior written consent of COBI except to the extent required by applicable law. During the Term of this Agreement. in the event AVEO is required by applicable law to publicly disclose any of the results generated by COBI or any of its Affiliates or Sublicensees or any information provided by COBI related to Licensed Product or either Party is required by applicable law to disclose the terms of this Agreement, such Party will give the other Party at least [**] Business Days’ prior written notice, will provide to such other Party a copy of the required disclosure, will, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other materials terms of this Agreement not previously disclosed under this Section, and will consider in good faith any other comments of such other Party on such public disclosure. In any press releases or other public disclosure related to Licensed Product, COBI shall reference AVEO’s role as licensor of the Know-how and Patent Rights licensed under this Agreement.

6.4 Return of Confidential Information. Upon termination of this Agreement, the receiving Party shall, at the request of, and as directed by, the disclosing Party, return or destroy Confidential Information of the disclosing Party in the receiving Party’s possession, and shall destroy any reports or notes in receiving Party’s possession to the extent containing the disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, provided that (i) the receiving Party may retain one copy of Confidential Information of the disclosing Party for archival purposes, and (ii) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) It is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c) The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party will not violate any applicable law.

(d) Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Regulatory Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or commercialization of Licensed Products), or from any other person, and such execution, delivery and performance by such Party, including the granting of the licenses granted under this Agreement, will not result in the breach of, or give rise to any conflict, termination of, rescission, renegotiation or acceleration under any agreement or contract to which such Party may be a party existing as of the Effective Date.

(e) Neither Party nor any of its Affiliates has been debarred or is subject to debarment, and AVEO has not used in any capacity in connection with the development or manufacture of Licensed Product prior to the Effective Date, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

7.2 AVEO’s Representations and Warranties. AVEO hereby makes the following representations and warranties to COBI as of the Effective Date:

(a) AVEO has not granted any third party any patent rights related to any RON Antibody and has the right to grant to COBI licenses described in Section 3.1 of this Agreement.

(b) Exhibit A contains a complete and correct list of all AVEO Patent Rights existing as of the Effective Date.

(c) To AVEO’s knowledge, no Third Party is infringing any of the AVEO Patent Rights identified on Exhibit A.

(d) AVEO has not received any written notice of (i) any claim that any patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Products in the Field, or (ii) any threatened administrative proceedings or litigation seeking to invalidate or otherwise challenge the AVEO Patent Rights.

(e) [**].

(f) None of the AVEO Patent Rights owned by AVEO are the subject of any pending re-examination, opposition, interference or litigation proceedings.

(g) To AVEO’s knowledge, there have been no inventorship or ownership challenges with respect to any of the AVEO Patent Rights.

(h) AVEO did not use any Know-how from [**] during its research and development of RON Antibodies.

(i) Except as set forth in Exhibit F, there are no agreements in existence as of the Effective Date pursuant to which a Third Party has licensed to AVEO any AVEO Patent Rights or AVEO Know-how or pursuant to which AVEO or any of its Affiliates has otherwise acquired any AVEO Patent Rights or AVEO Know-how from a Third Party.

7.3 Compliance with Law. Each Party shall comply with all applicable laws in its performance of activities contemplated under this Agreement including, in the case of COBI, in the development, manufacture, commercialization and use of Licensed Product.

7.4 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS,

IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AVEO MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE AVEO PATENT RIGHTS OR AVEO KNOW HOW, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING OR NOT INFRINGING THE AVEO PATENT RIGHTS OR AVEO KNOW-HOW COVERED BY THIS AGREEMENT. COBI DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by COBI. COBI will indemnify, hold harmless, and defend AVEO, its Affiliates, and their respective directors, officers, employees and agents (the “AVEO Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly; (i) any breach of, or inaccuracy in, any representation or warranty made by COBI in this Agreement, or any breach or violation of any term of this Agreement by COBI; (ii) the negligence or willful misconduct of COBI, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents; and (iii) the research, development, manufacture, commercialization, or use of Licensed Product by COBI and its Affiliates and Sublicensees in the Territory in the Field under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, COBI will have no obligation to indemnify the AVEO Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by AVEO in this Agreement; any breach or violation of any term of this Agreement by AVEO; or the negligence or willful misconduct of any of the AVEO Indemnitees.

8.2 Indemnification by AVEO. AVEO will indemnify, hold harmless, and defend COBI, its Affiliates and their respective directors, officers, employees and agents (the “COBI Indemnitees”) from and against any and all Losses incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by AVEO in this Agreement, or any breach or violation of any term of this Agreement by AVEO; or (ii) the negligence or willful misconduct of any AVEO Indemnitee. Notwithstanding the foregoing, or anything in this Agreement to the contrary, AVEO will have no obligation to indemnify the COBI Indemnitees for any Losses as to which COBI is obligated to indemnify AVEO under Section 8.1.

8.3 Indemnification Procedure. In the event of any such claim against any COBI Indemnitee or AVEO Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party will cooperate with the indemnifying Party and may, at the indemnifying Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party will not be liable for any settlements entered into by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in this Article 8 may apply, the indemnifying Party will promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

8.4 Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT. NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

8.5 Insurance. During the Term and for a period of at least [**] years after the last commercial sale of a Licensed Product in the Field under this Agreement, COBI will maintain insurance, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including, commencing immediately prior to the first human clinical trial, product liability insurance including coverage for COBI’s products undergoing clinical trials and for products being commercialized in an amount not less than $[**] per occurrence and $[**] in the aggregate on a worldwide basis. Notwithstanding the foregoing, COBI may satisfy its obligations under this Section 8.5 through the Johnson and Johnson self insurance program to the same extent.

ARTICLE IX

TERM AND TERMINATION

9.1 Term. This Agreement will become effective as of the Effective Date, and will continue in full force and effect until the last to expire Royalty Term, unless earlier terminated in accordance with this Article IX (“Term”). Upon expiration of the Term under the preceding sentence (but not earlier termination of this Agreement) the licenses granted to COBI under Section 3.1(a) will convert to perpetual, fully paid-up, non-royalty-bearing, non-exclusive license.

9.2 Termination for Convenience. COBI will have the right to terminate this Agreement at any time and for any reason upon at least ninety (90) days’ prior written notice to AVEO if such termination notice is given prior to the first IND submission with respect to a Licensed Product, and otherwise upon one-hundred eighty (180) days’ prior written notice.

9.3 Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder, and has not cured such material breach within [**] days after written notice describing the nature of such material breach is provided to the breaching Party.

9.4 Bankruptcy Termination. To the extent permitted by applicable law, either Party may terminate this Agreement by giving written notice of termination to the other Party within thirty (30) days of the filing for bankruptcy by such other Party or the making by such other Party of any assignment for the benefit of creditors. Termination shall be effective upon the date specified in such notice.

9.5 Effect of Termination.

(a) Clinical Trial Expenses. In the event of a termination of this Agreement by COBI under Section 9.2 or by AVEO under Section 9.3 or 9.4, COBI shall continue to pay any clinical trial expenses related to the conduct of any trials ongoing for a period of [**] months after the date of termination, [**].

(b) Obligations; Transfer of Information and Filings. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that was incurred prior to the effective date of such termination, and COBI shall remain obligated to provide an accounting for and to pay royalties earned. In the event of any termination of this Agreement, (i) the licenses granted to COBI under Article III shall terminate; (ii) all rights granted hereunder by AVEO shall revert to AVEO for the benefit of AVEO; (iii) COBI shall, as promptly as practicable, transfer to AVEO or AVEO’s designee: (a) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all INDs, Marketing Approvals and pricing and reimbursement approvals) relating to the development, manufacture or commercialization of the Licensed Product in the Field and all product trademarks then being used in connection with the commercialization of Licensed Product, other than COBI’s or its Affiliates’ corporate trademarks; (b) all preclinical, clinical, safety and other data related to Licensed Product in COBI’s possession and control; and COBI shall use Commercially Reasonable Efforts to obtain for AVEO the right to access all such data and reports; and (c) tangible embodiments of COBI Product Know-how; (iv) COBI shall provide AVEO and its designees with a right of reference to any IND, Marketing Approval or other filing or approval with any Regulatory Authority related to the development, manufacture or sale of Licensed Products that has not yet been transferred to AVEO or its designee under this Section, and shall provide prompt notice to the applicable Regulatory Authority of such right of reference; and (vi) in the event that COBI has assumed responsibility under Sections 5.3 or 5.6 with respect to AVEO Technology or Joint Research Program IP, COBI will use Commercially Reasonable Efforts transfer such responsibility and all related files and documents to AVEO or its designee in such a manner as to ensure no loss of rights. In addition, in the event of termination, COBI shall provide to AVEO, at AVEO’s request and, except as otherwise set forth in this paragraph, free of charge, all Licensed Product inventory and materials in COBI’s possession and control. If the effective date of any termination is after First Commercial Sale of Licensed Product in any country in the Territory, then, if requested by AVEO, COBI shall appoint AVEO or its designee as COBI’s exclusive distributor of Licensed Product, until such time as all Marketing Approvals have been transferred to AVEO. COBI will execute all documents and take all such further actions, as may be reasonably requested by AVEO in order to give effect to this Section as soon as practicable. All information transferred to AVEO in accordance with this Section 9.5(b), shall be treated as the Confidential Information of AVEO with AVEO as the disclosing Party and COBI as the receiving Party for purposes of Article VI even if generated by or on behalf of COBI. COBI agrees to provide AVEO with reasonable assistance and cooperation, including making appropriate personnel available, to effect the orderly and timely transfer of information, materials and filings under this Section 9.5(b). In the event of termination of this Agreement by COBI under Section 9.3 or 9.4, COBI’s reasonable costs of performing the activities set forth in this paragraph will be borne by AVEO, and AVEO will pay for any Licensed Product inventory transferred to AVEO under this paragraph at COBI’s actual cost of goods for such materials. Upon termination of this Agreement, AVEO shall be free to disclose the terms of this Agreement to potential licensees.

(c) Manufacturing. In the event of any termination of this Agreement, to the extent COBI or any of its Affiliates or Sublicensees is engaged in the Manufacture of a Licensed Product as of the effective date of termination, COBI or such Affiliate or Sublicensee shall, as requested by AVEO, manufacture and supply AVEO’s requirements for such Licensed Product in the Field from the date of such termination until, with respect to each such Licensed Product, the earliest to occur of (i) such time as an alternative manufacturing source is manufacturing such Licensed Product for AVEO; (ii) [**] months after the effective date of termination; or (iii) such time as AVEO provides written notice to COBI that AVEO is no longer in need of such manufacturing and supply support with respect to such Licensed Product; provided, that, with respect to each Licensed Product, AVEO shall use Commercially Reasonable Efforts to secure a satisfactory alternative manufacturing source as promptly as reasonably practicable following the effective date of termination and shall provide written notice to COBI as soon as such alternative source is secured and able to supply Licensed Product to AVEO. In the event of termination of this Agreement, COBI shall, at AVEO’s request, cooperate with AVEO, and cause the Third Party manufacturer of Licensed Product, if any, to, cooperate with AVEO, in the transfer, scale-up and validation of the manufacturing process for Licensed Product to AVEO or AVEO’s designee, including transfer of the master batch record and analytical methods and all other relevant records requested by AVEO related to production, testing and release of Licensed Product, and shall make its personnel reasonably available to AVEO to answer questions in connection with the foregoing. In the event COBI has terminated this Agreement under Section 9.3 or 9.4, the reasonable costs of COBI’s activities under this Section 9.5(c) shall be borne by AVEO. In addition, at AVEO’s option, COBI shall use Commercially Reasonable Efforts to assign to AVEO any Third Party manufacturing contract relating to such Licensed Products to which COBI or any of its Affiliates is a party (or the applicable provisions thereof, as the case may be). All Licensed Product supplied to AVEO by COBI pursuant to this Section shall be manufactured in compliance with then applicable current Good Manufacturing Practices in the Territory in which Licensed Product is intended for use and shall be sold by COBI, and purchased by AVEO, at a price equal to [**] percent ([**]%) of [**], provided that if COBI has terminated this Agreement under Section 9.3 or 9.4, the mark-up shall be [**] percent ([**]%). At AVEO’s request in connection with any supply relationship created under this Section, COBI and AVEO shall execute a supply agreement with reasonable and customary provisions consistent with AVEO’s rights and COBI’s obligations under this Agreement.

(d) License Grant. In the event of termination of this Agreement by AVEO under Section 9.3 or 9.4 or termination by COBI under Section 9.2, COBI will be deemed to have granted to AVEO a royalty-free, worldwide, perpetual exclusive, sublicensable, license under any COBI Product Patent Rights and COBI Product Know-how to the extent necessary or reasonably useful to develop, manufacture, market, sell or use Licensed Product in the Field in the Territory and solely for such purpose.

(e) Control. During the Term, COBI will not enter into any agreement with any Third Party or take any other action that would prevent COBI from being able to license Know-how incorporated into any Licensed Product or any Patent Rights Covering such Know-how to AVEO upon termination of this Agreement.

9.6 Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Section 4.15, Articles VI, VIII, IX, X and XI will survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, will survive. Except as set forth in this Article IX, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

ARTICLE X

DISPUTE RESOLUTION

10.1 Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, including disputes related to termination of this Agreement under Article IX, all rights and obligations of the Parties shall continue until such time as any dispute has been resolved in accordance with the provisions of this Article X.

10.2 Referral of Unresolved Matters to Senior Executives. In the event that the Parties are unable to resolve a dispute on matters not related to the Research Plan or the conduct of Research Program activities within [**] days from the date such dispute is first brought to the other Party’s attention, the matter shall be referred to a senior executive designated by each Party (but who is not a member of the JRC) to be resolved by negotiation in good faith as soon as is practicable but in no event later than [**] days after referral.

10.3 Decision-Making. If a dispute relates to the Research Plan, then COBI will retain final decision-making authority, provided that:

(i) in no event may COBI require AVEO to perform types of activities which AVEO has not agreed to perform in the then current Research Plan or this Agreement or as otherwise agreed in writing by AVEO;

(ii) in no event may COBI unilaterally amend the terms of this Agreement or override AVEO’s rights under this Agreement;

(iii) in no event may COBI unilaterally determine that AVEO has failed to fulfill any of its obligations with respect to the Research Program activities;

(iv) in the event the dispute relates to an amendment to the Research Plan, notwithstanding COBI’s rights under this Section 10.3, COBI may not unilaterally decrease the then applicable AVEO FTE budget, or take any action with respect to the Research Plan that would be contrary to the other clauses of this Section 10.3;

(v) COBI will not exercise its final decision-making authority in a manner that would require AVEO to perform any act that it reasonably believes to be inconsistent with law; and

(vi) in no event will AVEO be required to make any expenditures or increase or change its FTEs or its allocation of resources with respect to Research Plan activities or incur any expense that is not fully reimbursed by COBI under this Agreement as R&D Costs.

Except as set forth in clauses (i), (ii), (iv), (v) and (vi) of the preceding sentence which apply solely with respect to disputes related to the conduct of Research Plan activities, disputes under clause (iii) of the preceding sentence and all disputes not resolved under Section 10.2 shall be resolved in the manner set forth in Sections 10.4 and 10.5.

10.4 Mediation. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which the Parties have not resolved under Section 10.2, shall, be mediated through non-binding mediation in accordance with The CPR Mediation Procedure for Business Disputes then in effect of the CPR Institute for Dispute Resolution (CPR), except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in New York, NY and shall be attended by a senior executive with authority to resolve the dispute from each Party.

The Parties shall promptly confer in an effort to select by mutual agreement a neutral, independent and disinterested mediator from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. In the absence of such an agreement within [**] days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within [**] working days of receiving the CPR list. The Parties may together interview the three (3) top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than [**] days after initiation. Under no circumstances may the commencement of arbitration under Section 10.5 be delayed more than [**] days by the mediation process specified herein absent contrary agreement of the Parties.

No statements made by either Party during the mediation may be used by the other or referred to during any subsequent proceedings.

Each Party has the right to pursue provisional relief from any court of competent jurisdiction, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

10.5 Arbitration. Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, which the Parties have not resolved under Section 10.2 or 10.4, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or its successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, NY.

10.5.1 The arbitration panel shall consist of three (3) arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction, and has appropriate experience in the pharmaceutical or biotechnology industry and does not have a conflict of interest under applicable ethical rules. In the event the aggregate damages sought by the claimant are stated to be less than $[**], and the aggregate damages sought by the counter claimant are stated to be less than $[**], and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested and impartial and shall abide by The CPR-Georgetown Commission on Ethics and Standards in ADR Proposed Model Rule for the Lawyer as Third-Party Neutral.

10.5.2 The Parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within [**] days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within [**] days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than [**] months after selection of the arbitrator(s) and in the award being rendered within [**] days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within [**] days after the conclusion of the hearings.

10.5.3 In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) meeting the requirements set forth above. Within [**] days of receiving such list, the parties shall rank at least seventeen (17) (or eleven (11), if a single arbitrator is to be selected) of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The Parties may then interview the five (5) candidates (three (3) if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

10.5.4 In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 10.5.2, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the schedule set forth in Section 10.5.2. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the schedule set forth in Section 10.5.2 may be met without difficulty. In no event will the arbitrator(s), absent agreement of the Parties or a showing of good cause, allow more than a total of [**] days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts (not including admissions regarding authenticity of documents). Multiple hearing days will be scheduled consecutively to the greatest extent possible.

10.5.5 The arbitrator(s) must render their award by application of the substantive law of the state of New York and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefore stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party, and the Parties shall share the cost of such transcript. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

10.5.6 In the event the panel’s award exceeds $[**] in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in Section 10.5.3. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within [**] days following oral argument. Any such review must be initiated within [**] days following the rendering of the award referenced in Section 10.5.5.

10.5.7 The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief and any reply brief within [**] and [**] days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within [**] days of that date. Oral argument shall take place within [**] months after the date of the award under review, and the Appeal Arbitrator shall render a decision within [**] days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

10.5.8 The Parties’ consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held solely for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

10.5.9 Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from a court of competent jurisdiction provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER (OTHER THAN AS SET FORTH IN ARTICLE VIII).

EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST (OTHER THAN PURSUANT TO ARTICLE VIII) FROM THE OTHER.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.2 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, terrorism, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (i) the affected Party provides prompt written notice to the other Party of such failure or delay, (ii) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (iii) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of COBI or AVEO to comply with applicable laws.

11.3 Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

11.4 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been properly given if delivered, in person or by a internationally recognized overnight courier, to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term.

In the case of AVEO:	75 Sidney Street Cambridge, MA 02139 Attention: Chief Business Officer

With a copy to:	Vice President, Corporate Counsel

In the case of COBI:	800/850 Ridgeview Road Horsham, PA 19044 Attention: President and Attention: Vice President, Patents

With a copy to:	Johnson & Johnson Patent Law Department One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: Chief Patent Counsel

11.5 Assignment.

(a) Assignment Provisions. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates, and (ii) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement. Any purported assignment in violation of this Section 11.5 will be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(b) Effect of Change of Control on Licensed Intellectual Property. Notwithstanding anything in this Agreement to the contrary in the event of a Change of Control, as defined in paragraph (d), of AVEO, any licenses granted by AVEO to COBI under this Agreement will not include rights or access to (i) the Patent Rights, Know-how or other intellectual property of the acquirer of AVEO or the affiliates of such acquirer (other than AVEO and its pre-acquisition Affiliates) which exist immediately prior to the closing of such Change of Control, or (ii) to any Patent Rights, Know-how or other intellectual property generated by the acquirer or the affiliates of such acquirer (other than AVEO and its pre-acquisition Affiliates) after the closing of the Change of Control as long as, in the case of clause (ii) such Patent Rights, Know-how or other intellectual property have not been derived from or generated using the Patent Rights, Know-how, inventions, technology and resources of AVEO (or any its pre-acquisition Affiliates) in existence prior to the effective date of the acquisition.

(c) Effect of Change of Control on Exclusivity. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control of a Party, the provisions of Section 3.6 will not apply to programs, products, or technology based on Know-how, or Covered by Patent Rights, owned or Controlled as of the effective date of the Change of Control by the acquiror of such Party or any affiliate of such acquiror (other than the acquired Party and the preexisting Affiliates of the acquired Party) or that is based on such pre-existing technology.

(d) Definition of Change of Control. For purposes of this Section, “Change of Control” means, with respect a Party any of the following: (i) the sale or disposition of all or substantially all of the assets of such Party or its direct or indirect parent to a Third Party; or (ii) (x) the acquisition by a Third Party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any of such person’s “affiliates” or “associates”, as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Party or its direct or indirect parent corporation, or (y) the acquisition, merger or consolidation of such Party or its direct or indirect parent with or into another entity, other than, in the case of this clause (y), an acquisition or a merger or consolidation of such Party or its direct or indirect parent in which the holders of shares of voting capital stock of such Party or its direct or indirect parent, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring third party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.

11.6 Affiliate Performance. Any obligation of COBI under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at COBI’s sole and exclusive option, either by COBI directly or by any Affiliate or Sublicensee of COBI that COBI causes to satisfy, meet or fulfill such obligation, in whole or in part.

11.7 Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

11.8 Entire Agreement. This Agreement, along with all schedules and exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

11.9 No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

11.10 Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement will not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

11.11 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

11.12 Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.13 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision will be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

11.14 Interpretation.

(a) General. Unless the context of this Agreement otherwise requires, (i) words of one gender include the other gender; and (ii) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

(b) Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c) Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(e) Schedules and Exhibits. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f) Person References. References to any Person include the successors and permitted assigns of that Person.

(g) References to Parts of this Agreement. References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.

(h) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

11.15 Counterparts. This Agreement may be executed in any number of counterparts (including a .pdf version or by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

IN WITNESS WHEREOF, COBI and AVEO have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the Effective Date.

AVEO Pharmaceuticals, Inc.

By:	/s/ Tuan Ha-Ngoc
Name:	Tuan Ha-Ngoc
Title:	CEO & President

Centocor Ortho Biotech Inc.

By:	/s/Saad Shamsi
Name:	Saad Shamsi
Title:	V.P. Finance & CFO

Exhibit A

Existing AVEO Patent Rights

Country	Serial No.	Filed	Status
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Exhibit B

COBI Universal Calendar

[**]

Exhibit C

Research Plan

Overview

The Research Plan provides an outline of research activities that will potentially be conducted by AVEO and COBI during the Research Term, consisting of research to support an NME Declaration and translational research to guide clinical development for the RON program.

Timelines and Resource Allocations

Committed FTE Resources

The Research Plan will be supported by [**] AVEO FTEs supported by COBI, which represents a firm commitment for 2011.

Estimated Out-of-Pocket Costs

The estimated out-of-pocket Third Party costs for calendar year 2011 (including but not limited to costs associated with mouse acquisition, microarray services, low density arrays, histopathological, and other research costs): $[**]

Prioritization of Research Activities

The Parties agree that the scope of the activities proposed to be conducted by AVEO in the Research Plan may require more FTEs and time than currently committed by COBI. As such, AVEO FTEs will allocated based on a prioritization of activities, with the [**]. For sake of clarity, AVEO will not be required to provide resource efforts beyond the agreed upon FTE commitment.

[**] Program Translational Research Plan

I. Executive Summary:

Dysregulation of the RON pathway has been described in [**] tumors and is implicated in tumor [**]. It is associated with [**] in a variety of [**] tumors. The activation of the pathway is thought to drive tumor [**].

[**] is a [**] antibody designed to inhibit both [**].

[**]

In this document AVEO proposes a translational research program aimed at facilitating the clinical development of [**] by (1) identifying tumor types/subtypes with [**], (2) discovery and validation of potential [**] for the identification of [**] and by (3) developing a rationale for [**] for maximal clinical benefit.

II.Background:

RON/MST1R (Recepteur d’Origine Nantais) is a transmembrane receptor tyrosine kinase (RTK) frequently overexpressed in epithelial tumors. The core RON signaling pathway also includes its only known ligand MSP (Macrophage Stimulating Protein) and Matriptase, a transmembrane serine protease that activates the inactive pro-MSP into active ligand by proteolytic cleavage. RON belongs to a distinct class of RTKs that also includes c-Met. It displays a high degree of sequence homology to c-Met while MSP is highly homologous to HGF (Hepatocyte Growth Factor), the ligand for c-Met. RON pathway activation triggers cellular responses that are considered the [**]

RON expression is observed [**]. A major effect of MSP/RON pathway activation is the regulation of [**].

RON is upregulated in [**] and its [**] cancers. [**] RON in human cancers has not been detected. The [**] of the RON pathway is tought to occur through the [**] of the RON signaling pathway: [**]

Consistent with these expression patterns, [**] models leads the development of [**] and consequently, [**]

It appears that RON pathway activation not only plays a role in the [**], but may also have an effect on the [**]

In light of the ever increasing body of pre-clinical and clinical observations RON has emerged as an attractive target and led to the discovery of AV-368.

The purpose of the planned translational research is to [**].

III. [**] program translational program goals:

1.	[**]

•	Generation of biomarker hypothesis to identify RON driven tumors

•	[**] driving tumor growth/survival

•	[**] biomarker hypothesis

•	Identification of tumor types/sub-types [**]

•	Development of clinically useful biomarkers to identify patients likely to respond to [**] treatment

2. Evaluate [**]

•	[**]

•	[**]

3. Elucidate the role of MSP/RON pathway activation in regulation of [**]

•	[**]

•	[**]

•	[**]

•	[**]

4. Complete the development of [**]

•	Characterization of [**]

•	Generation of [**]

•	Generation of [**]

[**]

Rationale: The main mode of RON pathway dysregulation in human cancers appears to be through the [**], which is [**] with the [**]. Therefore, [**] of RON [**] might be especially useful to identify tumor contexts with RON pathway activation. Using its proprietary bioinformatics tools, [**]. It provides a [**] to identify tumor types or tumor cell lines with [**] and [**].

Status: AVEO is in the process of testing the value of the [**] in tumor models. In general, tumors [**] and tumor models with [**] are unresponsive to RON pathway inhibition. These experiments so far have demonstrated that [**]. Furthermore, these experiments also provided [**]. AVEO is currently [**] these studies to understand the relationship between [**].

Proposal:

Complete the initial validation of the [**] using [**] tumor models with different molecular characteristics and, [**]. The expected outcome of this exercise will be the [**].

Further test the [**] in additional human xenografts, [**] and primary tumor explants. These tumors will be selected [**] and [**] will be predicted prior to the experiment.

Use the [**] for the selection of clinical indications. Using the [**] to select tumor types/subtypes [**] look for [**] with [**] in those tumors. Preliminary surveys revealed that RON pathway activity [**]. In particular, [**] and to a lesser extent [**] appears to have [**] and may represent potential clinical indications.

Use the [**] as a starting point for clinical [**]. Depending on the number and the biology of [**], the development of [**] will be considered [**] and implemented.

2. Evaluate [**]

a. [**]

Rationale: [**]. These observations suggest a potential therapeutic benefit [**].

Proposal: Test the effect of [**] in tumors with [**] - to be discussed.

b. [**]

Rationale: RON pathway activation may directly or indirectly (through regulation of [**] affect [**]. It has been shown that MSP mediated RON pathway activation leads to [**] and [**] such as [**] and [**] and [**] tumor models. It has also been proposed that MSP/RON signaling could also affect the [**] and [**] the tumors to [**] by promoting [**] could lead to increased production of [**] or other [**] in the [**] and potentially contributing to [**]

Proposal: [**] in combination with [**] in tumors [**], different [**] - to be discussed.

c. [**]

Rationale: In [**] cancer cell lines RON pathway activation results in the [**] of an [**] which leads to [**] and [**] in vitro. Inhibition of RON [**] tumor cells to [**]

Proposal: Test [**] cytotoxic agents in tumor models [**] - to be discussed.

d. Investigate [**] treatment

Rationale: Treatment with [**] may trigger the activation of [**] and [**]. The result is the escape from [**]

Proposal: Treat tumors [**] and collect tumors with [**]. Analyze the activation state of various signaling pathways to identify [**] and test the [**].

3. Role of MSP/RON pathway activation in regulation of [**]

a. Effect on [**]

Rationale: In normal physiologic conditions, MSP/RON signaling plays a role in [**] and in the [**] However, the role of MSP/RON signaling in the regulation of [**] not understood.

Proposal: Investigate the effect of RON pathway inhibition on [**] (which have been well-characterized for [**]. The expression of MSP/RON on [**] analyzed and the effect of [**] and [**] will be also be characterized. The anti-tumor effect of these potential changes on [**] will also be assessed.

b. MSP/RON Pathway Activation [**]

Rationale: One of the most recognizable effects of MSP-mediated RON pathway activation in vitro is the [**] These are all processes involved in [**]. It has also been shown in [**] that RON-driven tumors are capable of [**] their ability to [**] is enhanced by elevated [**].

Status: AVEO has developed [**] tumor models based on the [**]. The ability of these models to [**] is currently being assessed.

Proposal:

•	Analyze the effect of [**] by treating cells with [**] and following the [**].

•	Engineer [**] and test their [**] tumor models in both [**].

•	Demonstrate the central role of MSP/RON signaling in [**]

c. MSP/RON Signaling and [**]

Rationale: MSP/RON-driven tumor models [**] with high frequency. MSP [**] activates RON [**]

Status: [**] and [**] have been engineered [**]. The ability of these tumor cells to activate[**] is being tested after [**] model [**] tumor [**].

Proposal: Develop [**] tumor models and demonstrate after [**] that tumor [**] results in [**].

4. Completion of the development of [**]

A key goal of the [**] translational program is to [**] easily testable clinical hypotheses and provide guidance for clinical development. The complex biology of RON provides a [**]. RON pathway activation plays a role in [**] and potentially in the regulation of [**].

Investigation of these [**] processes requires tumor models with [**]. However, one of the difficulties is that [**] is unable to activate the [**]. Fortunately, [**] is capable of activating the [**] receptor rendering feasible the generation of [**] which the [**] is replaced by the [**].

Another challenge in modeling and manipulating [**] is the inability of human RON specific antibodies, [**]

a. Characterization of [**] RON inhibitory antibody

Rationale: To understand the role of MSP/RON on the [**] the ability to [**]. This would be facilitated by the availability of inhibitory antibodies specific to [**].

Status: AVEO has discovered potential [**] RON [**] antibodies [**]. Candidate [**] antibodies are currently in production for complete in vitro and in vivo characterization.

Proposal: AVEO proposes the [**] these antibodies and their subsequent use in various tumor models using [**].

b. Generation of [**]

Rationale: Since [**] is capable of functionally replacing [**] it is possible to [**] allowing the development of [**] tumor models [**].

Status: Using a [**] approach AVEO [**] background will permit [**] allowing the investigation of pathway interaction and the effect of [**].

Proposal: AVEO proposes the establishment of [**] mice in both [**] backgrounds to support experimental work.

c. Generation of [**] tumor model

Rationale: Increased RON expression has been shown to [**] overexpression of RON drives [**]. This model will allow the investigation of the role of RON pathway activation in the [**] and the assessment of [**] activity in the most relevant tissue context.

Status: AVEO is using the [**] to generate a [**] model with [**] RON expression in a [**]. Currently, the project is in the [**].

Proposal: AVEO proposes the full development of the [**] model and the subsequent establishment of a [**] clinical development for the treatment of [**].

NME Readiness Workplan

[**]		Guideline	Time to Complete (months)	Target Completion Date	FTEs	Resp.
3	[**]	Characterized				A
Lead mAb Characteristics
10	[**] for the [**] Development Advisory Committee (PDAC) approval,	Ideally including a [**]	[**]		[**]	[**]
12	[**]	[**]				[**]
15	[**]	[**]	[**]		[**]	[**]
[**]
In vitro
20	Robust [**] (to be adapted for [**]). Suggestion: explore effect on [**] and [**]	Identified				[**]
22	[**]	Considered				[**]
[**]
23	[**]		[**]		[**]	[**]

Biotech CoE Collaboration Forum	Confidential

NME Readiness Workplan

[**]		Guideline	Time to Complete (months)	Target Completion Date	FTEs	Resp.
26	[**] confirmation [**] least [**]		[**]	[**]	[**]	[**]
[**]
28	[**] assessment of [**] (e.g. what level of [**] [**] is required for effect in pre-clinical models) and downstream [**] with preference for [**] in tumor tissue or circulation		[**]		[**]	[**]

Biotech CoE Collaboration Forum	Confidential

Responsibility

A:	AVEO

J:	J&J

J1:	AVEO will provide: a) [**], b) [**] mg of each [**], and [**] mg [**]

Assumptions: [**] mg/kg [**] x [**] mice/group x [**] weeks = [**] mg each antibody, plus [**] mg MsIg control), x [**] studies plus [**]%

Timelines: [**] weeks (Pilot + Therapeutics + [**]%)

Pilot: [**] weeks – [**]

[**] weeks – prepare [**]

[**] weeks – [**] portion of study – [**]

Therapeutics: [**] weeks – prepare [**]

[**] weeks – [**] portion of study

Resources: [**] weeks @ [**] FTE – cell culture

[**] weeks @ [**] FTE – in vivo

Biotech CoE Collaboration Forum	Confidential

Responsibility Cont’d

A:	AVEO

J:	J&J

J2:	J&J will pursue [**] as follows:

[**]

Assuming that AVEO [**] in functional assays, J&J will perform ([**]) a [**] study in [**] with a, b, c, and d. in order to decide on the [**].

AVEO will provide technical reports for the [**] and [**]. These documents are a [**] for [**].

Biotech CoE Collaboration Forum	Confidential

Exhibit D

Definition of RON Index

Symbol	Gene ID
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Exhibit E

Form of Press Release

NEWS RELEASE

DRAFT FOR INTERNAL REVIEW ONLY

Investor Contact:

Monique Allaire

AVEO Pharmaceuticals, Inc.

(617) 299-5810

Media Contact:

Dan Budwick

Pure Communications

(973) 271-6085

AVEO Pharmaceuticals Enters into Worldwide License Agreement with Centocor Ortho

Biotech to Develop and Commercialize RON-Targeted Antibodies

CAMBRIDGE, Mass., May 31, 2011 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) today announced it has entered into an exclusive license agreement with Centocor Ortho Biotech Inc. for the worldwide development and commercialization of AVEO’s internally-discovered antibodies targeting the RON (Recepteur d’Origine Nantais) receptor. The RON pathway is believed to be involved in several aspects of cancer development including regulation of tumor growth, survival and metastasis, and bone disruption. In preclinical studies, AVEO’s proprietary anti-RON antibodies have demonstrated strong anti-tumor activity.

AVEO is initially receiving $15 million. Under the terms of the license agreement, AVEO will receive the first half of this amount as an up-front payment from Centocor Ortho Biotech. Through a separate equity private placement and stock purchase agreement, the second half will be received through the sale of newly issued shares of AVEO common stock to an affiliate of Centocor Ortho Biotech, Johnson & Johnson Development Corporation. Under the license agreement, AVEO is eligible to receive up to $540 million in milestone payments based upon the achievement of specified development, regulatory and commercialization goals. Upon commercialization, AVEO will be entitled to a tiered, double-digit royalty on net sales worldwide. Centocor Ortho Biotech will be responsible for all clinical development, manufacturing, and commercialization activities and costs. Centocor Ortho Biotech will also fund certain research conducted by AVEO, including translational research studies using its Human Response Platform™ to identify biomarkers for patients most likely to benefit from treatment with RON-targeted antibodies.

“We are delighted to enter into this strategic alliance,” said Elan Ezickson, executive vice president and chief business officer of AVEO. “We believe that the RON pathway is a promising novel target for combating cancer growth and progression. This license agreement highlights the broad potential of our unique monoclonal antibody R&D capabilities and further supports AVEO’s strategy to maximize our proprietary cancer biology platform to build a sustainable cancer therapeutics company.”

RON, or MST1R, receptor tyrosine kinase is a member of the c-MET RTK family. Published research has shown that over-expression of RON has been observed in multiple solid tumor types including breast, colorectal, non-small cell lung, glioblastoma multiforme (GBM), prostate, pancreatic, ovarian and bladder cancers, and is associated with disease progression and metastasis.

AVEO’s research of RON biology has been aided by its novel, genetically defined, in vivo murine tumor models and related bioinformatics tools. In AVEO’s proprietary in vivo models, both wild-type RON and RONΔ160 have been shown to potently drive tumor growth, with AVEO’s anti-RON antibodies demonstrating strong anti-tumor activity. AVEO has also utilized its unique bioinformatics tools for biomarker research and to generate a RON pathway gene index that quantifies the level of RON pathway activation. AVEO has used this index to identify human tumor cell lines with high RON pathway activity, and has demonstrated in preclinical models that the inhibition of RON function by anti-RON antibodies potently inhibited tumor cell growth and survival. These studies provided preclinical evidence of the potential benefits of RON inhibition and identified a genetic context in which RON inhibition may have therapeutic benefit.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. The company’s lead product candidate, tivozanib, is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in patients with advanced renal cell carcinoma, as well as additional clinical studies in other solid tumor types. AVEO’s second most advanced product candidate, ficlatuzumab (AV-299), is a potent, functional anti-HGF/c-MET pathway antibody that is currently in Phase 2 clinical development. AVEO’s proprietary Human Response Platform™ is designed to offer the company a unique advantage in cancer drug development and has provided a discovery engine for multiple therapeutic targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Forward-looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about: the relationship of the RON receptor to cancer development; future milestone-based payments, research funding or royalties which may be paid by Centocor Ortho Biotech to AVEO; the potential of our antibody research and development capabilities; the potential of our cancer biology platform to offer a unique advantage in oncology drug development; the; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our ability to successfully research, develop and obtain and maintain regulatory approvals for our product candidates; the possibility that favorable preclinical may not be predictive of the results in future preclinical and clinical trials; our inability to obtain and maintain adequate protection for intellectual property rights relating to our product candidates and technologies; unplanned operating expenses; our inability to raise substantial additional funds to achieve our goals, including with respect to the further development of tivozanib; competition; general economic and industry conditions; and other factors discussed in the “Risk Factors” section of our most recent Form 10-Q filed with the Securities and Exchange Commission, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Exhibit F

List of Existing AVEO In-Licenses

1. [**] entered into as of [**]

Exhibit G

Form of Quarterly Financial Report

Operating Company

Third Party Royalties

Payable to xxxx

Year

J&J Exchange Rates:
EUR/USD		1.000	1.000	1.000	1.000	1.000
GBP/USD		1.000	1.000	1.000	1.000	1.000

		Q1	Q2	Q3	Q4	FY
Net Sales:
United States		—	—	—	—	—
France (EUR)		—	—	—	—	—
France (USD)		—	—	—	—	—
United Kingdom (GBP)		—	—	—	—	—
United Kingdom (USD)		—	—	—	—	—
Italy (EUR)		—	—	—	—	—
Italy (USD)		—	—	—	—	—
Germany (EUR)		—	—	—	—	—
Germany (USD)		—	—	—	—	—
Spain (EUR)		—	—	—	—	—
Spain (USD)		—	—	—	—	—
Rest of Territory (USD)		—	—	—	—	—

Total Net Sales (USD)		—	—	—	—	—

Royalty Due	x%	—	—	—	—	—

Exhibit H

Yearly Financial Report

Operating Company

Third Party Royalties

Payable to xxxx

Year

		Local		Exchange
		Currency	USD	Rate
USD
US Sales
Gross Sales			—
Deductions:
Discounts			—
Returns			—
Rebates / Chargebacks			—
Distribution			—

Net Sales			—

Royalty Due	x%		—

		EUR	USD	1.000 EUR/USD
France Sales
Gross Sales		—	—
Deductions:
Discounts		—	—
Returns		—	—
Rebates / Chargebacks		—	—
Distribution		—	—

Net Sales		—	—

Royalty Due	x%	—	—

		GBP	USD	1.000 GBP/USD
United Kingdom Sales
Gross Sales		—	—
Deductions:
Discounts		—	—
Returns		—	—
Rebates / Chargebacks		—	—
Distribution		—	—

Net Sales		—	—

Royalty Due	x%	—	—

		EUR	USD	1.000 EUR/USD
Italy Sales
Gross Sales		—	—
Deductions:
Discounts		—	—
Returns		—	—
Rebates / Chargebacks		—	—
Distribution		—	—

Net Sales		—	—

Royalty Due	x%	—	—

		EUR	USD	1.000 EUR/USD
Germany Sales
Gross Sales		—	—
Deductions:
Discounts		—	—
Returns		—	—
Rebates / Chargebacks		—	—
Distribution		—	—
Net Sales		—	—
Royalty Due	x%	—	—

		EUR	USD	1.000 EUR/USD
Spain Sales
Gross Sales		—	—
Deductions:
Discounts		—	—
Returns		—	—
Rebates / Chargebacks		—	—
Distribution		—	—

Net Sales		—	—

Royalty Due	x%	—	—

USD
Other Territory Sales
Net Sales			—

Royalty Due	x%		—

USD
TOTAL SALES & ROYALTY
Net Sales			—

Royalty Due	x%		—